Exhibit 2.1

ARRANGEMENT AGREEMENT

BETWEEN:

COEUR MINING, INC.

– and –

NORTHERN EMPIRE RESOURCES CORP.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Certain Rules of Interpretation	16
1.3	Schedules	17

ARTICLE 2 THE ARRANGEMENT		17

2.1	The Arrangement	17
2.2	Interim Order	17
2.3	The Northern Empire Circular	19
2.4	The Northern Empire Meeting	21
2.5	Final Order	23
2.6	Court Proceedings and Materials	23
2.7	Closing	24
2.8	Payment of Consideration	24
2.9	Announcement and Shareholder Communications	24
2.10	Tax Matters	25
2.11	U.S. Tax Matters	25

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF NORTHERN EMPIRE		26

3.1	Representations and Warranties	26
3.2	Survival of Representations and Warranties	45

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF COEUR		45

4.1	Representations and Warranties of Coeur	45
4.2	Survival of Representations and Warranties	50

ARTICLE 5 COVENANTS OF THE PARTIES		50

5.1	Covenants of Northern Empire Regarding the Conduct of Business	50
5.2	Waiver of Standstill	55
5.3	Mutual Covenants Regarding the Arrangement	55
5.4	Preparation of Filings	57
5.5	Access to Information	58
5.6	Insurance and Indemnification	59
5.7	Resignations	60
5.8	Adjustment to Consideration Regarding Distributions	60
5.9	Pre-Acquisition Reorganizations	60
5.10	Listing of Coeur Shares	61

ARTICLE 6 ADDITIONAL AGREEMENTS		61

6.1	Non-Solicitation	61
6.2	Right to Accept a Superior Proposal and Right to Match	64
6.3	Agreement as to Damages	66
6.4	Liquidated Damages and Injunctive Relief	68

ARTICLE 7 TERM, TERMINATION, AMENDMENT AND WAIVER		68

7.1	Term	68
7.2	Termination	68
7.3	Notice and Cure Provisions	70
7.4	Effect of Termination	71
7.5	Amendment	71
7.6	Waiver	72

ARTICLE 8 CONDITIONS		72

8.1	Mutual Conditions Precedent	72
8.2	Additional Conditions Precedent to the Obligations of Coeur	73
8.3	Additional Conditions Precedent to the Obligations of Northern Empire	74
8.4	Satisfaction of Conditions	75

ARTICLE 9 GENERAL PROVISIONS		75

9.1	Privacy	75
9.2	Public Notices	76
9.3	Notices to Parties	76
9.4	Governing Law; Waiver of Jury Trial	77
9.5	Further Assurances	78
9.6	Expenses	78
9.7	Injunctive Relief	78
9.8	Entire Agreement	78
9.9	Assignment and Enurement	79
9.10	Severability	79
9.11	Waiver	79
9.12	No Third Party Beneficiaries	79
9.13	Rules of Construction	80
9.14	Counterparts; Execution	80

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of August 2, 2018,

BETWEEN:

COEUR MINING, INC., a corporation governed by the laws of Delaware

(“Coeur”)

- and -

NORTHERN EMPIRE RESOURCES CORP., a corporation governed by the laws of British Columbia

(“Northern Empire”).

WHEREAS:

A.	Coeur wishes to acquire all of the issued and outstanding Common Shares pursuant to a plan of arrangement under the provisions of the Business Corporations Act (British Columbia);

B.
the Board has determined, after receiving financial and legal advice and following the receipt and review of a unanimous recommendation from the Special Committee, that the consideration to be received by Northern Empire Securityholders pursuant to the Arrangement (as defined herein) is fair from a financial point of view and that the Arrangement is in the best interests of Northern Empire, and the Board has resolved to recommend that the Northern Empire Securityholders vote in favour of the Arrangement, all subject to the terms and the conditions contained in this Agreement; and

C.
Coeur has entered into the Voting Agreements with the Northern Empire Locked-Up Securityholders, pursuant to which, among other things, such Northern Empire Locked-Up Securityholders agree, subject to the terms and conditions thereof, to vote the Common Shares, Northern Empire Options and Northern Empire Warrants held by them in favour of the Arrangement Resolution.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following words, terms and expressions (and all grammatical variations thereof) shall have the following meanings:

(a)
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, including any transaction involving only Northern Empire and/or one or more of its wholly owned subsidiaries, any offer, proposal, expression of interest, or inquiry (written or oral) from any person or group of persons (other than a Party or any of its affiliates) after the date hereof relating to:

(i)	any acquisition or sale, direct or indirect (including by way of option, lease or joint venture), of:

(A)
the assets of Northern Empire and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Northern Empire and its subsidiaries, taken as a whole; or

(B)
20% or more of any voting or equity securities, or any securities exchangeable for or convertible into voting or equity securities, of Northern Empire or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of Northern Empire and its subsidiaries, taken as a whole;

(ii)
any take-over bid, tender offer or exchange offer for any class of voting or equity securities, or any securities exchangeable for or convertible into voting or equity securities, of Northern Empire and/or one or more of its subsidiaries that, if consummated, would result in such person or persons beneficially owning 20% or more of any class of such securities;

(iii)
a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving Northern Empire or any of its subsidiaries;

(iv)	any transaction or series of transactions similar to those referred to in paragraphs (i), (ii), or (iii) above involving Northern Empire or any of its subsidiaries; or

(v)	any public announcement of an intention to do any of the foregoing;

(b)	“affiliate” has the meaning specified in the BCBCA;

(c)
“Agreement” “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this arrangement agreement, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming this Agreement, in each case in accordance with the terms hereof, and all references to “Articles”, “Sections”, “Schedules” and “Exhibits” mean and refer to the specified article, section, schedule or exhibit of this Agreement;

(d)
“Arrangement” means the arrangement involving Northern Empire and Coeur under the provisions of Part 9, Division 5 of the BCBCA, on the terms and subject to the conditions set forth in this Agreement and as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the applicable provisions of the Plan of Arrangement or at the direction of the Court in the Final Order with the consent of Northern Empire and Coeur, each acting reasonably;

(e)
“Arrangement Resolution” means the special resolution of the Northern Empire Securityholders to be considered and, if thought fit, passed by the Northern Empire Securityholders by the Required Vote at the Northern Empire Meeting, to be in substantially the form and content of Schedule “B” hereto, with such changes as may be agreed to by Northern Empire and Coeur, each acting reasonably;

(f)	“BCBCA” means the Business Corporations Act (British Columbia);

(g)	“Board” means the board of directors of Northern Empire;

(h)
“business day” means any day on which commercial banks are generally open for business in the City of Chicago, Illinois and the City of Vancouver, British Columbia, other than a Saturday, a Sunday or a day observed as a statutory holiday in the City of Chicago, Illinois or the City of Vancouver, British Columbia;

(i)
“Canaccord Fairness Opinion” means the written opinion of Canaccord Genuity Group Inc., delivered to the Special Committee to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the consideration to be received under the Arrangement is fair, from a financial point of view, to the Northern Empire Securityholders (other than Coeur and its affiliates);

(j)	“Change in Recommendation” has the meaning specified in Section 7.2(c)(i)(A);

(k)	“Closing” has the meaning ascribed to it in Section 2.7;

(l)	“Code” means the United States Internal Revenue Code of 1986;

(m)	“Coeur Financial Statements” has the meaning specified in Section 4.1(i);

(n)
“Coeur Material Adverse Effect” means any change, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences (a) is, or would reasonably be expected to be, material and adverse to the business, affairs, results of operations, assets, properties, capital, condition (financial or otherwise), rights, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or prospects of Coeur and its subsidiaries, taken as a whole, or (b) materially impairs or delays, or could reasonably be expected to materially impair to delay, the consummation of the Transactions or the ability of Coeur to perform its obligations hereunder other than any change, effect, event, circumstance, fact or occurrence resulting from (i) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (ii) changes affecting the mining industry, (iii) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (iv) any change in applicable Law or GAAP, in each case first proposed after the date hereof, or (v) any decrease in the trading price or any decline in the trading volume of Coeur Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (iv) above) may be taken into account in determining whether a Coeur Material Adverse Effect has occurred); unless such fact, circumstance, change, effect, matter, action, condition, event or occurrence referred to in clauses (i), (ii), (iii) or (iv) has a materially disproportionate and adverse effect on Coeur and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which Coeur and its subsidiaries, taken as a whole, operate;

(o)	“Coeur’s Public Disclosure Record” means all documents filed by or on behalf of Coeur on SEDAR or EDGAR after December 31, 2015 and prior to the date of this Agreement;

(p)	“Coeur Shares” means the shares of common stock in the capital of Coeur with a par value of US$0.01 per share;

(q)	“Common Shares” means the common shares in the capital of Northern Empire which Northern Empire is authorized to issue as presently constituted;

(r)	“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 (2nd Supp);

(s)	“Confidentiality Agreement” means the confidentiality agreement dated as of May 4, 2018 between Coeur and Northern Empire;

(t)	“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding or other right or obligation (written or oral) and any amendment thereto;

(u)
“Cormark Fairness Opinion” means the written opinion of Cormark Securities Inc., delivered to the Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the consideration to be received under the Arrangement is fair, from a financial point of view, to the Northern Empire Securityholders (other than Coeur and its affiliates);

(v)	“Court” means the Supreme Court of British Columbia;

(w)	“Current Premium” has the meaning specified in Section 5.6(a);

(x)	“Data Room” means the electronic data room maintained by Northern Empire in relation to the transactions contemplated by this Agreement;

(y)
“Depositary” means TSX Trust Company, or such other trust company, bank or financial institution agreed to in writing between Coeur and Northern Empire, acting reasonably, for the purpose of, among other things, effecting the exchange of certificates representing Common Shares for the Coeur Shares to be received by holders of Common Shares pursuant to the Arrangement;

(z)	“Dissent Rights” means the rights of dissent exercisable by the Northern Empire Shareholders in respect of the Arrangement described in the Plan of Arrangement;

(aa)	“EDGAR” means the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System;

(bb)	“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

(cc)	“Effective Time” has the meaning specified in the Plan of Arrangement;

(dd)
“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource and all sewer systems;

(ee)
“Environmental Laws” means all applicable federal, provincial, state, territorial, local and foreign Laws imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;

(ff)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder;

(gg)	“Fairness Opinions” means collectively, the Cormark Fairness Opinion and the Canaccord Fairness Opinion;

(hh)
“Final Order” means the final order of the Court under Section 291 of the BCBCA, in a form acceptable to Northern Empire and Coeur, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Northern Empire and Coeur, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Northern Empire and Coeur, each acting reasonably) on appeal;

(ii)	“Financial Advisors” has the meaning specified in Section 3.1(a);

(jj)	“Form 10-K” means Coeur’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed in Coeur’s Public Disclosure Record on February 7, 2018;

(kk)
“GAAP” means, with respect to Northern Empire, generally accepted accounting principles in Canada, applicable to it at the relevant time, in effect from time to time, as published in the Handbook of the Canadian Institute of Charted Accountants, consistently applied, or International Financial Reporting Standards, as applicable, consistently applied, and with respect to Coeur, generally accepted accounting principles, as applicable in the United States;

(ll)
“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization (including each of the TSXV and NYSE), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(mm)
“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and specifically including tailings, petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials or any substance which is deemed under Environmental Laws to be deleterious to natural resources or occupational or public health and safety;

(nn)
“Indebtedness” means, with respect to any person, without duplication, (a) indebtedness of such person for borrowed money, secured or unsecured, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every obligation of such person under purchase money mortgages, conditional sale agreements or other similar instruments relating to purchased property or assets, (d) every capitalized lease obligation of such person, (e) every obligation of such person under interest rate cap, swap, collar or similar transactions, commodity price hedging transactions or currency hedging transactions (valued at the termination value thereof), (f) amounts owing by such person as deferred purchase price for property or services, including all seller notes and “earn out” payments, whether material or not, which, for greater certainty, shall not include accounts payable related to expenses incurred in the ordinary course of business and shall include accounts payable related to capital expenditures, royalties and stream purchase obligations (g) with respect to any obligation of the type referred to above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof, and (h)  every obligation of the type referred to above of any other person, the payment of which such person has guaranteed or for which such person is otherwise responsible or liable;

(oo)
“Intellectual Property” means any inventions, patent applications, patents, trade-marks (both registered and unregistered) and applications for trademark registrations, trade names, copyrights (both registered and unregistered), trade secrets, databases, know-how, URLs, websites, algorithms, designs, inventions (whether or not patentable and whether or not reduced to practice), slogans, logos and all other and proprietary information or technology;

(pp)
“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to Northern Empire and Coeur, each acting reasonably, providing for, among other things, the calling and holding of the Northern Empire Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of both Northern Empire and Coeur, each acting reasonably);

(qq)	“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp);

(rr)	“IRS” has the meaning specified in Section 3.1(bb)(iii);

(ss)
“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws (including Environmental Laws) and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

(tt)	“Legal Actions” has the meaning specified in Section 3.1(q);

(uu)
“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing, but excluding (i) security interests, liens, charges or other encumbrances or imperfections in title arising in the ordinary course of business or by operation of Law, (ii) security interests, liens, charges or other encumbrances arising under sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business and (iii) security interests, liens, charges or other encumbrances for Taxes or charges from a Governmental Entity which are not due and payable or which thereafter may be paid without penalty;

(vv)	“Made Available” means information that has been uploaded to the Data Room (to which Coeur has been granted access) at least two business days prior to the date of this Agreement;

(ww)	“Mailing Deadline” means August 24, 2018, or such later date as contemplated herein or as may be agreed by the Parties in writing;

(xx)	“Match Period” has the meaning specified in Section 6.2(a)(iv);

(yy)	“material fact” and “material change” have the meaning specified under Securities Laws;

(zz)
“Meeting Deadline” means thirty (30) days following the Mailing Deadline, or such later date as contemplated herein or as may be agreed by the Parties in writing; provided that if the Northern Empire Meeting is adjourned or postponed in accordance with Section 6.2(c) to a date after the Meeting Deadline, the Meeting Deadline will automatically be extended to the date of such adjourned or postponed meeting;

(aaa)	“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(bbb)	“Mineral Rights” has the meaning specified in Section 3.1(x);

(ccc)
“Northern Empire Circular” means the notice of the Northern Empire Meeting and the accompanying management information circular, including all schedules, appendices and exhibits thereto, and information incorporated by reference therein, to be sent to the Northern Empire Securityholders in connection with the Northern Empire Meeting, as amended or supplemented in accordance with the terms of this Agreement;

(ddd)
“Northern Empire Disclosure Letter” means the letter of disclosure dated as of the date hereof that has been provided by Northern Empire to Coeur contemporaneously with the execution of this Agreement;

(eee)	“Northern Empire Employees” means all employees of Northern Empire and its subsidiaries;

(fff)	“Northern Empire Financial Statements” has the meaning specified in Section 3.1(j);

(ggg)	“Northern Empire Locked-Up Securityholders” means each of the directors and the executive officers of Northern Empire;

(hhh)
“Northern Empire Material Adverse Effect” means any change, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences (a) is, or would reasonably be expected to be, material and adverse to the business, affairs, results of operations, assets, properties, capital, condition (financial or otherwise), rights, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or prospects of Northern Empire and its subsidiaries, taken as a whole, or (b) materially impairs or delays, or could reasonably be expected to materially impair to delay, the consummation of the Transactions or the ability of Northern Empire to perform its obligations hereunder, other than any change, effect, event, circumstance, fact or occurrence resulting from (i) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (ii) changes affecting the gold mining industry, (iii) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (iv) any change in applicable Law or GAAP, in each case first proposed after the date hereof, or (v) any decrease in the trading price or any decline in the trading volume of Common Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (iv) above) may be taken into account in determining whether a Northern Empire Material Adverse Effect has occurred); unless such fact, circumstance, change, effect, matter, action, condition, event or occurrence referred to in clauses (i), (ii), (iii) or (iv) has a materially disproportionate and adverse effect on Northern Empire and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which Northern Empire and its subsidiaries, taken as a whole, operate;

(iii)	“Northern Empire Material Contract” means:

(A)	any Contract that is in effect and was not entered into in the ordinary course of business of Northern Empire or any of its subsidiaries;

(B)	any lease of real property by Northern Empire or any of its subsidiaries, as tenant, with third parties providing for annual rentals of $50,000 or more;

(C)
any Contract  (including one of indemnification, guarantee or other like commitment or obligation to any person other than Northern Empire or a wholly-owned subsidiary of Northern Empire) under which Northern Empire or any of its subsidiaries is obliged to make payments on an annual basis in excess of $50,000 in the aggregate;

(D)
any partnership, limited liability company agreement, shareholder agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any person, partnership or joint venture that is not a wholly-owned subsidiary of Northern Empire (other than any such agreement or arrangement relating to the operation or business of a property in the ordinary course and which is not material with respect to such property);

(E)
any Contract (other than with or among wholly-owned subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset of Northern Empire or any of its subsidiaries is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness by Northern Empire or any subsidiary or the incurrence of Liens on securities of subsidiaries or restricting the payment of dividends;

(F)	Contracts entered into by Northern Empire or any of its subsidiaries relating to any outstanding commitment for capital expenditures in excess of $500,000 in the aggregate;

(G)
Contracts containing any rights on the part of any party, including joint venture partners or entities, to acquire Mineral Rights or other property rights from Northern Empire or any of its subsidiaries;

(H)
Contracts containing any rights on the part of Northern Empire or any of its subsidiaries to acquire Mineral Rights or other property rights from any person (including any subsidiary of Northern Empire);

(I)
any Contract that purports to limit the right of Northern Empire or any of its subsidiaries or affiliates to, in any material respect (i) engage in any line of business, or (ii) compete with any person or operate in any location;

(J)
any Contract entered into in the past 12 months or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by amalgamation, merger or otherwise), of assets or capital stock or other equity interests of another person, in each case other than in the ordinary course of business;

(K)	any standstill or similar Contract currently restricting the ability of Northern Empire or any of its subsidiaries to offer to purchase or purchase the assets or equity securities of another person;

(L)	any agreement to license material Intellectual Property rights to or from the business; and

(M)
any Contract entered into with a Northern Empire Employee or any other service provider of Northern Empire or any of its subsidiaries that provides for severance, change-in-control, transaction bonus or other similar payments, provided that “Northern Empire Material Contract” specifically does not include any confidentiality agreement with a third party in respect of a potential alternative transaction to the Arrangement.

(jjj)
“Northern Empire Meeting” means the special meeting of the Northern Empire Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the Interim Order for the purpose of considering and, if thought fit, approving, the Arrangement Resolution;

(kkk)	“Northern Empire Mineral Rights” has the meaning specified in Section 3.1(x)(ii);

(lll)	“Northern Empire Option” means an option to purchase Common Shares granted under Northern Empire Stock Option Plan;

(mmm)	“Northern Empire Optionholders” means the holders of Northern Empire Options;

(nnn)	“Northern Empire Organizational Documents” has the meaning specified in Section 3.1(b);

(ooo)	“Northern Empire Plans” has the meaning specified in Section 3.1(bb)(iii);

(ppp)	“Northern Empire’s Public Disclosure Record” means all documents filed by or on behalf of Northern Empire on SEDAR after April 24, 2012 and prior to the date of this Agreement;

(qqq)	“Northern Empire Securityholders” means, collectively, the Northern Empire Shareholders, Northern Empire Optionholders and the Northern Empire Warrantholders;

(rrr)	“Northern Empire Shareholders” means the holders of the Common Shares;

(sss)	“Northern Empire Stock Option Plan” means the stock option plan of Northern Empire as approved by the Northern Empire Shareholders;

(ttt)	“Northern Empire Warrants” means the warrants issued by Northern Empire to acquire Common Shares as set forth in Section 1.1 of the Northern Empire Disclosure Letter;

(uuu)	“Northern Empire Warrantholders” means the holders of Northern Empire Warrants;

(vvv)	“NYSE” means New York Stock Exchange;

(www)
“Outside Date” means December 31, 2018, subject to the right of any Party to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Regulatory Approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Entity or stock exchange, as applicable, by giving written notice to the other Party to such effect no later than 5:00 p.m. (Pacific time) on the date that is not less than 15 days prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Parties; provided that notwithstanding the foregoing, a Party shall not be permitted to postpone the Outside Date if such Party’s failure to cooperate in accordance with Section 5.3 in obtaining a Regulatory Approval was a material cause of the failure to obtain such Regulatory Approval;

(xxx)	“Parties” means, collectively, Northern Empire and Coeur, and “Party” means Northern Empire or Coeur;

(yyy)	“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, classification, registration or other authorization of or from any Governmental Entity;

(zzz)
“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

(aaaa)
“Plan of Arrangement” means the plan of arrangement substantially in the form of Schedule “A” hereto and any amendments or variations thereto made in accordance with the provisions of this Agreement, the applicable provisions of the Plan of Arrangement or at the direction of the Court in the Final Order with the consent of Northern Empire and Coeur, each acting reasonably;

(bbbb)	“Pre-Acquisition Reorganization” has the meaning specified in Section 5.9;

(cccc)
“Public Shareholders” means the holders of Common Shares other than Coeur and its subsidiaries and Northern Empire and any other person who holds Common Shares in respect of which votes are required to be excluded under Section 8.1(2) of MI 61-101 for the purposes of determining minority approval for the Arrangement;

(dddd)
“Regulatory Approvals” means (i) those sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals of any Governmental Entity or stock exchange, and the lapse (without objection), exemption or waiver of a prescribed time under any Law that states that a transaction may not be implemented until after a prescribed time lapses following the giving of notice or supply of information or documents, set forth in Schedule “C”, and (ii) such other sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals of any Governmental Entity or stock exchange, and the lapse (without objection), exemption or waiver of any prescribed time under any Law that states that a transaction may not be implemented until after a prescribed time lapses following the giving of notice or supply of information or documents, required to consummate the Plan of Arrangement, except, in the case of (ii) only, for those sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals, the failure to obtain which, individually or in the aggregate, would not reasonably be expected to result in a Northern Empire Material Adverse Effect or a Coeur Material Adverse Effect, and for greater certainty, except, in the case of (i) and (ii), for such sanctions, rulings, consents, waivers, orders, exemptions, permits and other approvals required solely in connection with any Pre-Acquisition Reorganization;

(eeee)
“Release” has the meaning prescribed in any Environmental Law and includes any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

(ffff)
“Representatives” of a person, means the directors, officers, employees, advisors, agents or other representatives or persons acting on behalf of such person (including lawyers, accountants and financial and other professional advisors);

(gggg)	“Required Vote” has the meaning specified in Section 2.2(b)(iii);

(hhhh)
“Returns” means all reports, forms, filings, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns (whether in tangible, electronic or other form), and including any amendments, schedules, attachments, supplements, appendices and exhibits relating to, or required to be filed with a Governmental Entity or prepared with respect to, Taxes;

(iiii)	“Securities Act” means the Securities Act (British Columbia);

(jjjj)
“Securities Authorities” means the applicable securities commissions or other securities regulatory authorities in each province and territory of Canada and the United States Securities and Exchange Commission or securities authority of any U.S. state;

(kkkk)	“Securities Laws” means the Securities Act, the U.S. Exchange Act, the U.S. Securities Act, and all other applicable Canadian provincial and United States federal and state securities Laws;

(llll)	“SEDAR” means the System for Electronic Document Analysis and Retrieval;

(mmmm)	“Special Committee” means the special committee of the Board;

(nnnn)
“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

(oooo)
“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a third party after the date of this Agreement (i) that would, directly or indirectly, result in the acquisition of all of the outstanding Common Shares (other than Common Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Northern Empire and its subsidiaries; (ii) that did not result from a breach of Section 6.1 or Section 6.2; (iii) that complies with all applicable Securities Laws; (iv) that the Board has determined in good faith (after receipt of advice from its external financial and legal advisors) is reasonably capable of being completed in accordance with its terms without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; (v) is not subject to a financing condition and, if the consideration is being funded through borrowed monies, the funds necessary to complete the Acquisition Proposal have been demonstrated to be available to the reasonable satisfaction of the Board; (vi) that is not subject to any due diligence and/or access condition; (vii) that, in the case of an Acquisition Proposal to acquire all of the outstanding Common Shares, is available to all of the Northern Empire Shareholders (other than the person making the Acquisition Proposal and its affiliates) on the same terms and conditions; (viii) in respect of which the Board has determined in good faith (after receipt of advice from its external financial and legal advisors) that:  (A) failure to recommend such Acquisition Proposal to the Northern Empire Shareholders would be inconsistent with its fiduciary duties under applicable Law, and (B) having regard for all of its terms and conditions, such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Northern Empire Shareholders (other than Coeur and its affiliates), from a financial point of view, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by Coeur pursuant to Section 6.2(b)); and (ix) is not subject, either by the terms of the Acquisition Proposal or by virtue of any applicable Law, to any requirement that any approval of the shareholders of the person making the Acquisition Proposal be obtained;

(pppp)	“Tax Act” means the Income Tax Act (Canada);

(qqqq)
“Taxes” means (A) any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions, levies, withholdings, fees, premiums and liabilities imposed by any Governmental Entity, including Canada Pension Plan and provincial pension plan contributions, instalments, unemployment insurance contributions and employment insurance contributions, worker’s compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, severance, and occupation, and including goods and services, value added, ad valorem, transfer, franchise, withholding, customs, payroll, recapture, employment, business license, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 160 of the Tax Act or any other similar applicable Law) or successor of another entity or a member of a related, non-arm’s length, affiliated, consolidated, unitary or combined group; and (C) any liability for any amount of the type described in the preceding clause (A) as a result of a contractual obligation to indemnify any person or other entity;

(rrrr)	“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act;

(ssss)	“Termination Fee” has the meaning specified in Section 6.3;

(tttt)	“third party” means any person other than Northern Empire or Coeur or any of their Representatives, or any of their respective affiliates and their affiliates’ respective Representatives;

(uuuu)	“Transactions” means the Arrangement and the transactions contemplated by this Agreement to be undertaken in connection with the Arrangement;

(vvvv)	“TSXV” means the TSX Venture Exchange;

(wwww)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

(xxxx)	“U.S. Securities Act” means the United States Securities Act of 1933; and

(yyyy)
“Voting Agreements” means the voting support agreements (including all amendments thereto) to be entered into between Coeur and the Northern Empire Locked-up Securityholders setting forth the terms and conditions upon which they agree, among other things, to vote their Common Shares, Northern Empire Options and Northern Empire Warrants in favour of the Arrangement Resolution.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Time. Time is of the essence in and of this Agreement.

(b)
Calculation of Time.  Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

(c)
Business days.  Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

(d)	Currency. Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e)
Headings.  The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Agreement into Articles and Sections and the insertion of a table of contents shall not affect the interpretation of this Agreement.

(f)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)
Plurals and Genders.  The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)
Statutory References.  Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations, rules and published policies promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(i)
Ordinary Course.  Any reference to an action taken by a person in the ordinary course means that such action is consistent with past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual.

(j)
Knowledge.  Any reference to “the knowledge of Northern Empire” means the actual knowledge, in their capacity as directors and/or officers of Northern Empire and its subsidiaries and not in their personal capacity, of Douglas J. Hurst, Michael G. Allen and Paulo A. Santos after reasonable inquiry, and references to “to the knowledge of Coeur” means the actual knowledge, in their capacity as directors and/or officers of Coeur, and not in their personal capacity, of Mitchell Krebs, Peter Mitchell, and Frank Hanagarne, Jr., after reasonable inquiry.

(k)
Accounting Matters.  Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.3	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule “A”	-	Plan of Arrangement
Schedule “B”	-	Arrangement Resolution
Schedule “C”	-	Regulatory Approvals

ARTICLE 2
THE ARRANGEMENT

2.1	The Arrangement

The Arrangement will be implemented in accordance with, and subject to the terms and conditions contained in, this Agreement and the Plan of Arrangement.

2.2	Interim Order

(a)
Subject to the terms of this Agreement, as soon as reasonably practicable following the date of this Agreement, but in any event in sufficient time to hold the Northern Empire Meeting in accordance with Section 2.4(a), Northern Empire shall prepare and file an application to the Court, pursuant to Section 291 of the BCBCA, for the Interim Order in a manner and form reasonably acceptable to Coeur, and thereafter diligently seek the Interim Order in such form.

(b)	The notice of motion for the application referred to in Section 2.2(a) shall request that the Interim Order provide, among other things:

(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Northern Empire Meeting and for the manner in which such notice is to be provided;

(ii)	for confirmation of the record date for the Northern Empire Meeting;

(iii)	that the requisite approval for the Arrangement Resolution shall be:

(A)
the affirmative vote of not less than 66 2/3 of the votes cast on the Arrangement Resolution by the Northern Empire Securityholders, voting together as a single class, present in person or represented by proxy at the Northern Empire Meeting; and

(B)	to the extent required by MI 61-101, a majority of the votes cast on the Arrangement Resolution by the Public Shareholders present in person or represented by proxy at the Northern Empire Meeting;

(collectively, the “Required Vote”);

(iv)	that in all other respects the terms, restrictions and conditions of the articles of Northern Empire, including quorum requirements, shall apply in respect of the Northern Empire Meeting;

(v)	for the grant of the Dissent Rights to the Northern Empire Shareholders who are registered Northern Empire Shareholders;

(vi)	for the notice requirements with respect to the hearing of the application to the Court for the Final Order;

(vii)	that the Northern Empire Meeting may be adjourned or postponed from time to time by Northern Empire without the need for additional approval of the Court; and

(viii)
that the record date for Northern Empire Securityholders entitled to notice of and to vote at the Northern Empire Meeting will not change in respect of any adjournment(s) or postponement(s) of the Northern Empire Meeting;

(c)
The Parties agree that the Arrangement will be carried out with the intention that all Coeur Shares issued under the Arrangement will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the “Section 3(a)(10) Exemption”). In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(i)	the Arrangement will be subject to the approval of the Court;

(ii)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(iii)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Northern Empire Securityholders subject to the Arrangement;

(iv)
the Court will have determined, prior to approving the Arrangement, that the terms and conditions of the exchanges of securities under the Arrangement are fair to the Northern Empire Securityholders pursuant to the Arrangement;

(v)
the order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Northern Empire Securityholders pursuant to the Arrangement;

(vi)
Northern Empire will ensure that each person entitled to Coeur Shares pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right; and

(vii)
the Interim Order will specify that each person entitled to Coeur pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time.

2.3	The Northern Empire Circular

(a)
As promptly as reasonably practicable after the execution and delivery of this Agreement, but in any event in sufficient time to hold the Northern Empire Meeting in accordance with Section 2.4(a), Northern Empire shall prepare, in consultation with Coeur, the Northern Empire Circular together with any other documents required by applicable Laws in connection with the Northern Empire Meeting.  Northern Empire shall provide Coeur and its Representatives with a reasonable opportunity to review and comment on the Northern Empire Circular and such other documents, including by providing on a timely basis a description of any information required to be supplied by Coeur for inclusion in the Northern Empire Circular prior to its mailing to the Northern Empire Securityholders and filing in accordance with the Interim Order and applicable Laws, and will give reasonable consideration to all comments made by Coeur and its Representatives, provided that all information relating to Coeur included in the Northern Empire Circular shall be in form and content satisfactory to Coeur.  Northern Empire shall provide Coeur with a final copy of the Northern Empire Circular before its filing with the Court and before its mailing to the Northern Empire Securityholders.

(b)
Coeur will, in a timely manner, furnish Northern Empire with all such information regarding Coeur and its affiliates as is reasonably requested by Northern Empire or otherwise required to be included in the Northern Empire Circular by the Interim Order or applicable Laws or in any other filings required to be made by Northern Empire under applicable Laws in connection with the Transactions.  Coeur shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors, qualified persons and any other advisors to the use of any financial, technical or other expert information required to be included in the Northern Empire Circular and to the identification in the Northern Empire Circular of each such advisor.

(c)
As promptly as reasonably practicable after the issuance of the Interim Order, but in any event prior to the Mailing Deadline, Northern Empire will cause the Northern Empire Circular and such other documents to be sent to the Northern Empire Securityholders and filed with the appropriate Securities Authorities, in each case as required by applicable Laws and the Interim Order.  The Northern Empire Circular shall include (i) that the Special Committee and the Board have received the Canaccord Fairness Opinion and Cormark Fairness Opinion, respectively; (ii) the general terms of the Fairness Opinions; (iii) the approval of the Board of the Arrangement, (iv) the determination by the Board that, after reviewing financial and legal advice and following the receipt and review of a unanimous recommendation from the Special Committee, that the Arrangement is fair to the Northern Empire Securityholders and is in the best interests of Northern Empire, (v) the recommendation of the Board that the Northern Empire Securityholders vote in favour of the Arrangement Resolution, unless such approval or recommendation has been withdrawn, modified or amended in accordance with the terms of this Agreement, (vi) a statement that, subject to the terms of this Agreement and the Voting Agreements, each Northern Empire Locked-Up Securityholder has agreed in the Voting Agreements to vote all such individual’s securities in favour the Arrangement Resolution and against any resolution that is inconsistent with the Arrangement Resolution, and (vii) copies of the Fairness Opinions.

(d)
If Northern Empire receives an Acquisition Proposal within five business days of the Mailing Deadline, the Mailing Deadline shall automatically be extended to the day that is 10 days after receipt of such Acquisition Proposal in order to deal with such Acquisition Proposal and, if the Board ultimately determines it to be a Superior Proposal, to observe and satisfy any Match Period, all as contemplated by Articles 6 and 7 hereof.  In the event the Mailing Deadline is so extended, the Meeting Deadline shall be extended by the same number of days that the Mailing Deadline has been extended, provided that Northern Empire shall not be permitted to change the record date for the Northern Empire Meeting except as may be required under applicable Law.

(e)
Northern Empire shall ensure that the Northern Empire Circular complies in all material respects with the Interim Order and all applicable Laws and, without limiting the generality of the foregoing, that the Northern Empire Circular does not, at the time of mailing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to Coeur or its affiliates, including the Coeur Shares, or provided by Coeur).  Coeur shall provide information relating to it, its affiliates and the Coeur Shares for inclusion in the Northern Empire Circular that does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made and constitutes full, true and plain disclosure, as required under applicable Securities Laws.

(f)
Each of the Parties shall promptly notify the other if at any time before the Effective Time it becomes aware that the Northern Empire Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement to the Northern Empire Circular, and the Parties shall cooperate in the preparation of any such amendment or supplement and, if required by applicable Law or by the Court, Northern Empire will cause the same to be distributed or otherwise disseminated to the Northern Empire Securityholders and/or filed with the applicable Securities Authorities.

(g)
Northern Empire will promptly inform Coeur of any requests or comments made by Securities Authorities in connection with the Northern Empire Circular, and will allow Coeur and its Representatives an opportunity to comment on any response materials and participate in any meetings with Securities Authorities.

2.4	The Northern Empire Meeting

Subject to the terms of this Agreement and receipt of the Interim Order:

(a)
In accordance with the Interim Order and applicable Laws, as soon as reasonably practicable after the date of this Agreement, but in any event no later than the Meeting Deadline, Northern Empire shall convene and hold the Northern Empire Meeting for the purpose of considering the Arrangement Resolution.  Except as required by applicable Laws or the Interim Order, or with the prior written consent of Coeur, the Arrangement Resolution shall be the only matter of business transacted at the Northern Empire Meeting; provided that if Northern Empire is required by applicable Laws or the Interim Order, or permitted by Coeur, to transact any other item of business at the Northern Empire Meeting, Northern Empire shall cause the Arrangement Resolution to be considered and voted upon before any other item of business to be transacted at the Northern Empire Meeting.

(b)
Except (i) as required by applicable Laws, (ii) for purposes of obtaining a quorum or (iii) by valid Northern Empire Shareholder action, Northern Empire shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Northern Empire Meeting without the prior written consent of Coeur, other than in the circumstances contemplated by Section 6.2(c) or Section 7.3.  The Northern Empire Meeting shall be held regardless of whether the Board amends, modifies or withdraws its approval or recommendation of the Arrangement, or whether Northern Empire accepts, approves, recommends or enters into any Contract relating to a Superior Proposal.

(c)
Northern Empire shall use its reasonable best efforts to solicit from the Northern Empire Securityholders proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Northern Empire Shareholder that is inconsistent with the Arrangement Resolution, including, if so requested by Coeur, using the services of dealers and proxy solicitation services acceptable to Coeur, acting reasonably, provided that Coeur shall bear the costs of such services.

(d)
Northern Empire shall, upon request from time to time by Coeur, deliver to Coeur: (i) basic lists of all registered Northern Empire Shareholders and other security holders of Northern Empire, showing the name and address of each holder and the number of Common Shares or other securities of Northern Empire held by each such holder, all as shown on the records of Northern Empire as of a date that is not more than three business days prior to the date of delivery of such list, (ii) to the extent in the possession of, or could reasonably be obtained by Northern Empire, a list of participants in book-based clearing systems, nominees of registered Northern Empire Shareholders or other securities of Northern Empire and non-registered beneficial owners of Common Shares and securities positions and (iii) from time to time, at the request of Coeur, updated or supplemental lists setting out any changes from the list(s) referred to in clause (i) of this Section 2.4(d).

(e)
Northern Empire shall advise Coeur as Coeur may reasonably request, and on a daily basis on each of the last ten business days prior to the proxy cut-off date for the Northern Empire Meeting, as to the aggregate tally of the proxies received by Northern Empire in respect of the Arrangement Resolution.

(f)
Northern Empire shall promptly advise Coeur of any Dissent Rights exercised or purported to have been exercised by any Northern Empire Shareholder received by Northern Empire in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Northern Empire and, subject to applicable Laws, any written communications sent by or on behalf of Northern Empire to any Northern Empire Shareholder exercising or purporting to exercise Dissent Rights in relation to, or otherwise intending to oppose (other than through the voting of Common Shares) the Arrangement Resolution.

(g)
Northern Empire shall not make any payment or settlement offer, or agree to any payment or settlement, prior to the Effective Time with respect to Dissent Rights without the prior written consent of Coeur.

(h)	Northern Empire will give notice to Coeur of the Northern Empire Meeting and allow Coeur’s Representatives and legal counsel to attend the Northern Empire Meeting.

2.5	Final Order

If (a) the Interim Order is obtained, (b) the Arrangement Resolution is passed at the Northern Empire Meeting by Northern Empire Securityholders as provided for in the Interim Order and as required by applicable Law, and (c) the Regulatory Approvals are obtained, subject to the terms of this Agreement, Northern Empire shall as soon as reasonably practicable but in any event not less than three (3) business days thereafter submit the Arrangement to the Court, pursuant to Section 291 of the BCBCA, for the Final Order and thereafter diligently pursue an application for the Final Order.

2.6	Court Proceedings and Materials

(a)
Subject to the terms of this agreement, Coeur will cooperate with, assist and consent to Northern Empire seeking the Interim Order and the Final Order, including by providing Northern Empire on a timely basis any information required to be supplied by Coeur in connection therewith.  Northern Empire will provide Coeur and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by Coeur for inclusion in such material, prior to the service and filing of that material, and Northern Empire will give reasonable consideration to all comments made by Coeur and its Representatives.  Northern Empire will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.  Northern Empire will also provide legal counsel to Coeur on a timely basis with copies of any notices and evidence served on Northern Empire or its legal counsel in respect of the applications for the Interim Order, the Final Order or any other proceeding related to this Agreement, the Arrangement or the Transactions or any appeal therefrom and of any written notice received by Northern Empire indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

(b)
Subject to applicable Law, Northern Empire will not file any material with the Court in connection with this Agreement, the Arrangement or the Transactions or any appeal therefrom or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Coeur’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Coeur to agree or consent to any increased purchase price or other consideration or other modification or amendment to such filed or served materials that expands or increases Coeur’s obligations set forth in this Agreement.

2.7	Closing

The completion of the Arrangement (the “Closing” ) shall occur on the Effective Date, which shall be the second business day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 8 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date), and unless another date is agreed to in writing by the Parties, the Parties shall implement the Plan of Arrangement at the Effective Time, and the Arrangement will, from and after the Effective Time, be fully effective in accordance with its terms and will have all of the effects provided by applicable Laws, including the BCBCA.  The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Arrangement shall become effective on the Effective Date in the order set forth in the Plan of Arrangement.  The closing of the Arrangement will take place at the offices of DuMoulin Black LLP, 1000-595 Howe St, Vancouver, BC V6C 2T5, at 10:00 a.m. (Vancouver time) on the Effective Date, or such other place or time as agreed upon by the Parties.

2.8	Payment of Consideration

Coeur will, following receipt of the Final Order and prior to Closing, deposit in escrow with the Depositary sufficient Coeur Shares to satisfy the consideration to be paid pursuant to the Arrangement to the Northern Empire Securityholders.

2.9	Announcement and Shareholder Communications

Northern Empire and Coeur shall jointly publicly announce the Arrangement promptly following the execution of this Agreement by Northern Empire and Coeur, the text and timing of such announcement to be approved by Northern Empire and Coeur in advance, acting reasonably.  Each Party shall consult with the other Party prior to issuing any other press releases or otherwise making public written statements with respect to the Arrangement or this Agreement and shall provide the other Party with a reasonable opportunity to review and comment on all such press releases or public written statements prior to the release thereof.  Northern Empire and Coeur shall co-operate in the preparation of presentations, if any, to the Northern Empire Securityholders regarding the Plan of Arrangement.  The obligations of the Parties in this Section 2.9 shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules or listing agreement, and the Party making such disclosure shall use reasonable best efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.10	Tax Matters

(a)
Coeur, the Depositary and Northern Empire shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person under this Agreement such amounts as Coeur, the Depositary or Northern Empire may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The right of Coeur, the Depositary and Northern Empire to withhold Tax shall not derogate or limit any gross-up obligations that may otherwise apply to any amounts so paid. In the event that the Depositary or Northern Empire remits an amount pursuant to this Section 2.10, as soon as practicable thereafter the Depositary or Northern Empire, as applicable, shall deliver to Coeur the original or a certified copy of a receipt issued by the Governmental Entity to which such amount was remitted evidencing such remittance, a copy of the Return reporting such remittance or other evidence of such remittance reasonable satisfactory to Coeur.

(b)
If and to the extent that a Northern Empire Optionholder would be entitled to a deduction under paragraph 110(1)(d) of the Tax Act in respect of his or her disposition of Northern Empire Options pursuant to the Arrangement if the election described in subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such disposition, Coeur will cause Northern Empire to cause such election to be so made and filed (and such other procedures to be so undertaken).

2.11	U.S. Tax Matters

The Arrangement is intended to qualify as reorganization within the meaning of Section 368(a) of the Code and this Agreement and the Plan of Arrangement are intended to constitute a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368(a) of the Code.  Each Party hereto agrees, to the extent permitted by the Code: to (a) act in a manner that is consistent with the Parties’ intention that the Arrangement qualifies as a reorganization within the meaning of Section 368(a) of the Code for all United States federal income tax purposes; (b) treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal and applicable state income tax purposes; (c) treat this Agreement and the Plan of Arrangement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368(a) of the Code; and (d) not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by applicable Tax law. Notwithstanding the foregoing, neither Party hereto makes any representation, warranty or covenant to any other Party or to any Northern Empire Shareholder, Coeur Shareholder, or other holder of Coeur securities or Northern Empire securities (including, without limitation, stock options, warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify as a reorganization within the meaning of Section 368(a) of the Code or as a tax-deferred reorganization for purposes of any United States state or local income Tax Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF NORTHERN EMPIRE

3.1	Representations and Warranties

Northern Empire hereby represents and warrants to and in favour of Coeur as follows except as disclosed or qualified in the Northern Empire Disclosure Letter (which Northern Empire Disclosure Letter is being executed and delivered contemporaneously herewith and is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of Northern Empire contained in this Agreement and which shall make reference to the applicable section, subsection, paragraph or subparagraph below), and acknowledges that Coeur is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Board Approval.

(i)
As of the date hereof, (A) the Board, after consultation with its financial and legal advisors, and receipt and review of a unanimous recommendation from the Special Committee, has determined unanimously that the Arrangement is fair to the Northern Empire Securityholders and is in the best interests of Northern Empire and has resolved unanimously to recommend to the Northern Empire Securityholders that they vote their Common Shares in favour of the Arrangement, and the Board has unanimously approved the Arrangement and the execution and performance of this Agreement, and (B) Cormark Securities Inc. and Canaccord Genuity Group Inc. (collectively, the “Financial Advisors”) have each delivered an opinion to the Board and the Special Committee, respectively, to the effect that as of the date of such opinions, subject to the assumptions and limitations set out therein, the consideration to be received under the Arrangement is fair, from a financial point of view, to the Northern Empire Securityholders (other than Coeur and its affiliates).

(ii)
The Board has taken all necessary action under the Northern Empire Stock Option Plan to permit all Northern Empire Optionholders, whether by their terms currently exercisable or not, to exercise such Northern Empire Options immediately prior to the Effective Time, including by causing the vesting thereof to be accelerated, provided that any stock exchange approval required in connection therewith has been obtained.

(b)
Organization and Qualification.  Northern Empire and each of its subsidiaries is a corporation or company validly existing under the Laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be, and has all necessary corporate or legal power, authority and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted.  Northern Empire and each of its subsidiaries is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets owned, leased, licensed or otherwise held, or the nature of its activities, makes such registration or authorization and qualification necessary, except where the failure to be so registered, authorized, qualified or in good standing would not reasonably be expected to be material to Northern Empire.  Correct, current and complete copies of the articles of incorporation, continuance or amalgamation, memorandum of association and, if applicable, by-laws or articles of association (or the equivalent formation or organizational documents), together with all amendments thereto, of Northern Empire and each of its subsidiaries (collectively, the “Northern Empire Organizational Documents”) have been Made Available to Coeur.

(c)
Capitalization.  The authorized and issued capital of Northern Empire consists of an unlimited number of Common Shares, of which, as of July 31, 2018, 67,139,034 Common Shares have been validly issued and are outstanding as fully paid and non-assessable shares and have not been issued in violation of any pre-emptive rights.  As of July 31, 2018, an aggregate of up to 5,845,662 Common Shares are issuable upon the exercise of Northern Empire Options and 4,272,103 Common Shares are issuable pursuant to the Northern Empire Warrants, the exercise prices, expiration dates and vesting dates (before any acceleration thereof) of which are set forth in Section 3.1(c) of the Northern Empire Disclosure Letter, and such Common Shares have been duly authorized and, upon issuance, will be validly issued and outstanding as fully paid and non-assessable shares, and will not have been issued in violation of any pre-emptive rights.  Except as disclosed in Section 3.1(c) of the Northern Empire Disclosure Letter, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of Northern Empire, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of Northern Empire.  All of the Common Shares, the Northern Empire Warrants and the Northern Empire Options have been issued in compliance with all applicable corporate Laws, Securities Laws and the Northern Empire Organizational Documents.  Other than the Common Shares, the Northern Empire Warrants and the Northern Empire Options, there are no securities of Northern Empire or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Northern Empire Shareholders on any matter.  Except as disclosed in Section 3.1(c) of the Northern Empire Disclosure Letter, there are no outstanding Contracts or other obligations of Northern Empire to (i) repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities or (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Northern Empire.  There are no outstanding bonds, debentures or other evidences of Indebtedness of Northern Empire or any of its subsidiaries having the right to vote with the Northern Empire Shareholders on any matters.

(d)
Ownership of Subsidiaries.  Section 3.1(d) of the Northern Empire Disclosure Letter sets forth a complete and accurate list and/or chart of all subsidiaries owned, directly or indirectly, by Northern Empire, each of which is wholly-owned.  All of the outstanding securities and other ownership interests in Northern Empire’s subsidiaries are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such securities and other ownership interests are held directly or indirectly by Northern Empire and are, except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements explicitly set forth and described in Section 3.1(d) of the Northern Empire Disclosure Letter legally and beneficially owned free and clear of all Liens and not subject to any proxy, voting trust or other agreement relating to the voting of such securities and other ownership interests.  Other than as set forth in Section 3.1(d) of the Northern Empire Disclosure Letter, there are no agreements, warrants or options, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, warrant or option, for the purchase, allotment or issuance of, or subscription for, any securities or other ownership interests in any of Northern Empire’s subsidiaries, or any securities that are convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities or other ownership interests in any of Northern Empire’s subsidiaries.  Other than as set forth in Section 3.1(d) of the Northern Empire Disclosure Letter, there are no outstanding Contracts of any subsidiaries of Northern Empire to (i) repurchase, redeem or otherwise acquire any of its securities or other ownership interests, or with respect to the voting or disposition of any outstanding securities or other ownership equity interests of any subsidiaries of Northern Empire or (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Northern Empire.  Except as disclosed in Section 3.1(d) of the Northern Empire Disclosure Letter, other than the subsidiaries otherwise listed in Section 3.1(d) of the Northern Empire Disclosure Letter, neither Northern Empire nor any of its subsidiaries own, directly or indirectly, any capital stock of, or other equity, or voting interests in, any person.

(e)
Authority Relative to this Agreement.  Northern Empire has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement.  All necessary corporate action has been taken by Northern Empire to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and, except for approval by the Northern Empire Securityholders by the Required Vote, no other corporate proceedings on the part of Northern Empire are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement other than, with respect to the Northern Empire Circular and other matters relating directly thereto, the approval of the Board.  This Agreement has been duly executed and delivered by Northern Empire and constitutes a legal, valid and binding obligation of Northern Empire enforceable against Northern Empire in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(f)
No Violations.  Subject to obtaining the Regulatory Approvals set out in Schedule “C” and other than in connection with or in compliance with the provisions of applicable corporate Laws and Securities Laws as expressly contemplated by this Agreement in connection with the Interim Order, the Final Order and the Northern Empire Circular, no filing or registration with, or authorization, consent or approval of, any Governmental Entity or stock exchange is required on the part of Northern Empire in connection with the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not reasonably be expected to (i) be material to Northern Empire or (ii) prevent or restrict or delay the consummation of the Transactions.  Except as disclosed in Section 3.1(f) of the Northern Empire Disclosure Letter and subject to obtaining the Regulatory Approvals set forth in Schedule “C”, the execution and delivery of this Agreement by Northern Empire, and the performance by Northern Empire of its obligations under this Agreement, will not:

(i)
result in a violation, contravention or default (or an event which with or without notice or lapse of time or both, would constitute a default) under, or require any consent, approval or notice under any of the terms, conditions or provisions of (A) the Northern Empire Organizational Documents, (B) any Law applicable to Northern Empire or any of its subsidiaries or any of their property, or (C) any Contract to which Northern Empire or any of its subsidiaries is a party or by which it or any of its property may be subject or by which Northern Empire or any of its subsidiaries is bound;

(ii)
grant any person a right to reduce fees or other payments to Northern Empire or any of its subsidiaries, or a right of first refusal, first opportunity or other right or option to acquire securities or property of Northern Empire or any of its subsidiaries, or a right to compel Northern Empire or any of its subsidiaries to acquire securities or other property of any other person;

(iii)
give rise to any right of termination or acceleration of Indebtedness of Northern Empire or any of its subsidiaries, or cause any Indebtedness of Northern Empire or any of its subsidiaries to come due before its stated maturity, or cause any credit commitment to cease to be available to Northern Empire or any of its subsidiaries;

(iv)
cause any payment or other obligation to be imposed on Northern Empire or any of its subsidiaries under, any of the terms, conditions or provisions of any Contract to which Northern Empire or any of its subsidiaries is a party or by which it or any of its property or assets is bound;

(v)	result in the creation of any Lien upon any of the securities or property of Northern Empire or any of its subsidiaries (including the Northern Empire Mineral Rights); or

(vi)	cause the suspension or revocation of any Permit held by Northern Empire or any of its subsidiaries that is in effect on the date hereof.

(g)
Compliance with Laws.  Each of Northern Empire and its subsidiaries (i) in all material respects, has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, and (ii) in all material respects, is not in default of any filings with, or payment of any licence, registration or qualification fee owing to, any Governmental Entity or stock exchange under the Laws of any jurisdiction in which it conducts business.  None of Northern Empire, any of its subsidiaries, or their respective directors, officers, employees acting on behalf of Northern Empire or its subsidiaries or is violating any provision of the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act of 1977, to the extent applicable, and no agent acting on behalf of Northern Empire or its subsidiaries has violated or is violating such Laws.  None of Northern Empire or any of its subsidiaries, is under investigation with respect to the foregoing, or has received any notice that any violation of the foregoing is being or may be alleged.

(h)
Reporting Status and Securities Laws Matters.  Northern Empire is a “reporting issuer” and is not on the list of reporting issuers in default (where such concept exists) and is not in default under applicable Securities Laws.  No delisting of, suspension of trading in or cease trading order with respect to any securities of Northern Empire and, to the knowledge of Northern Empire, no inquiry or investigation (formal or informal) of any Securities Authority, has occurred since April 24, 2012, is in effect or ongoing or, to the knowledge of Northern Empire, has been threatened in writing.  No subsidiary of Northern Empire is subject to the continuous disclosure requirements under any Securities Laws or any similar requirements under the applicable Laws of its jurisdiction of formation.

(i)
Reports.  The documents comprising the Northern Empire Public Disclosure Record (i) did not, as of their respective dates or respective dates of amendment, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) complied in all material respects with applicable Securities Laws at the time they were filed or furnished.  Northern Empire has timely filed or furnished or caused to be filed or furnished with the Securities Authorities all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by Northern Empire or any of its subsidiaries with the Securities Authorities since April 24, 2012.  Northern Empire has not filed any confidential material change report which, at the date hereof, remains confidential.

(j)
Northern Empire Financial Statements.  Northern Empire’s audited consolidated financial statements (including the consolidated statements of financial position, the consolidated statements of loss and comprehensive loss, the consolidated statements of cash flows, and the consolidated statements of changes in shareholders’ equity) as at and for the fiscal years ended March 31, 2018 and 2017 (including the notes thereto and related management’s discussion and analysis) (collectively, the “Northern Empire Financial Statements”) were prepared in accordance with GAAP, consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Northern Empire’s independent auditors) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Northern Empire and its subsidiaries (on a consolidated basis) as of the dates thereof and for the periods indicated therein and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Northern Empire and its subsidiaries on a consolidated basis.  Except as disclosed in Section 3.1(j) of the Northern Empire Disclosure Letter, there has been no material change in Northern Empire’s accounting policies, except as described in the notes to Northern Empire Financial Statements, since March 31, 2018.

(k)
Books and Records.  The financial books, records and accounts of Northern Empire and each of its subsidiaries (i) have been maintained in all material respects in compliance with applicable Laws and GAAP on a basis consistent with prior years, (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of Northern Empire and each of its subsidiaries, and (iii) accurately and fairly reflect the basis for the Northern Empire Financial Statements.  Northern Empire’s minute books and those of each of its subsidiaries are complete and accurate in all material respects, other than those portions of minutes of meetings reflecting discussions of the Arrangement or alternative transactions.  True and complete copies of the minute books of Northern Empire have been Made Available to Coeur.

(l)
Disclosure Controls.  Northern Empire has designed and implemented a system of disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by Northern Empire in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Northern Empire in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to Northern Empire’s management, including its Chief Executive Officer and Chief Financial Officer (or persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure.

(m)
Internal Control.  Northern Empire has designed and implemented a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) relate to the maintenance of records that accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of Northern Empire and each of its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Northern Empire and its subsidiaries are made only in accordance with authorizations of management and directors of Northern Empire and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the property or assets of Northern Empire or any of its subsidiaries that could have a Northern Empire Material Adverse Effect on Northern Empire’s financial statements.  As of the date of this Agreement: (A) there are no material weaknesses in the design or operation of the internal controls over financial reporting of Northern Empire that would reasonably be expected to adversely affect the ability of Northern Empire to record, process, summarize and report financial information, and (B) there is, and has been since March 31, 2018, no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Northern Empire.  Since March 31, 2018, neither Northern Empire nor any of its subsidiaries, nor any of its or their Representatives, has received any (x) complaint, allegation, assertion or claim in writing from any source regarding accounting, internal accounting controls or auditing matters or (y) expression of concern from employees of Northern Empire or any of its subsidiaries regarding questionable accounting or auditing matters.

(n)
Whistleblower Reporting.  No employee, consultant or agent of Northern Empire or any of its subsidiaries nor any attorney representing Northern Empire or any of its subsidiaries, whether or not employed by Northern Empire or any of its subsidiaries, has reported evidence of a material violation of any Securities Laws, breach of fiduciary duty or similar material violation by Northern Empire or any of its subsidiaries or their respective officers, directors, employees, agents or independent contractors to Northern Empire’s management, audit committee (or other committee designated for the purpose) of the Board or the Board.

(o)	Absence of Certain Changes. Since March 31, 2018, except as disclosed in the Northern Empire Public Disclosure Record or as contemplated by this Agreement:

(i)	Northern Empire and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice;

(ii)
there has not occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that required the filing of a material change report under applicable Securities Laws;

(iii)
there has not been any material damage, destruction or other casualty loss with respect to any material asset owned, leased or otherwise used by Northern Empire or any of its subsidiaries, whether or not covered by insurance;

(iv)	there has not been any acquisition or disposition by Northern Empire or any of its subsidiaries of any material property or assets;

(v)
there has not been any incurrence, assumption or guarantee by Northern Empire or its subsidiaries of any Indebtedness, any creation or assumption by Northern Empire or its subsidiaries of any Lien on any material assets or any making by Northern Empire or its subsidiaries of any loan, advance or capital contribution to or investment in any other person other than a wholly-owned subsidiary of Northern Empire;

(vi)	there has been no dividend or distribution of any kind declared, paid or made by Northern Empire on the Common Shares; and

(vii)
other than in the ordinary course of business, there has not been any material increase in or material modification of the compensation payable to or to become payable by Northern Empire or any of its subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any retention, change-in-control, transaction, severance or termination pay or any increase or modification of any retention, change-in-control, transaction, severance or termination pay, bonus, pension, insurance or benefit arrangement (excluding the granting of Northern Empire Options) made to, for or with any of such directors, officers, employees or consultants.

(p)
No Undisclosed Liabilities.  Except as disclosed in the Northern Empire Financial Statements or as set forth in Section 3.1(p) of the Northern Empire Disclosure Letter, Northern Empire and its subsidiaries have no material liabilities, Indebtedness or obligations of any nature that would be required to be disclosed on a consolidated balance sheet of Northern Empire (or the notes thereon) prepared in accordance with GAAP (whether accrued, absolute, contingent or otherwise) other than liabilities, Indebtedness or obligations incurred since March 31, 2018 by Northern Empire and its subsidiaries in the ordinary course of business.  Section 3.1(p) of the Northern Empire Disclosure Letter sets out a list of all Indebtedness outstanding among Northern Empire and any of its subsidiaries.

(q)
Litigation.  Other than as set forth in Section 3.1(q) of the Northern Empire Disclosure Letter, there are no claims, actions, suits, demands, arbitrations, charges, indictments, orders, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations (collectively, “Legal Actions”) pending or, to the knowledge of Northern Empire, threatened against, and to the knowledge of Northern Empire, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, Northern Empire or any of its subsidiaries or against any of their respective property or assets, at law or in equity, in each case, which would, individually or in the aggregate, reasonably be expected to be material to Northern Empire.

(r)	Taxes.

(i)
Except as disclosed in Section 3.1(r) of the Northern Empire Disclosure Letter (i) Northern Empire and each of its subsidiaries has, (A) duly and timely filed, or caused to be filed, all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are true and correct in all material respects and have not been materially amended; (B) paid on a timely basis all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which adequate reserves have been provided in the Northern Empire Financial Statements; (C) duly and timely withheld, or caused to be withheld, all Taxes required or permitted by Law to be withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any person, including any employees, officers or directors and any non-resident person) and duly and timely remitted, or caused to be remitted, to the appropriate Tax authority such Taxes required by Law to be remitted by it; and (D) duly and timely collected, or caused to be collected, any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and duly and timely remitted to the appropriate Tax authority any such amounts required by Law to be remitted by it; (ii) the unpaid Taxes of Northern Empire and its subsidiaries did not, as of the date of Northern Empire Financial Statements, exceed the reserves and provisions for Taxes accrued but not yet due as reflected in Northern Empire Financial Statements, and Taxes payable by Northern Empire and its subsidiaries as of the Effective Date will not exceed such reserves and provisions for Taxes as adjusted through the Effective Date in accordance with the past custom and practice of Northern Empire and its subsidiaries; (iii) (A) there are no audits or investigations in progress, pending or threatened in writing by any Governmental Entity with respect to Taxes against Northern Empire, any of its subsidiaries or any of the assets of Northern Empire or any of its subsidiaries; and (B) no deficiencies, litigation, proposed adjustments or matters in controversy with respect to Taxes exist or have been asserted or have been raised by any Governmental Entity which remain unresolved at the date hereof, and no action or proceeding for assessment or collection of Taxes has been taken, asserted, or to the knowledge of Northern Empire, threatened, against Northern Empire or any of its subsidiaries or any of their respective assets, except, in each case, as are being contested in good faith and for which adequate reserves have been provided in the Northern Empire Financial Statements; (iv) there are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any Taxes of, or any payment of any Taxes by, Northern Empire or any of its subsidiaries; (v) Northern Empire and its subsidiaries are substantially in compliance with the Laws of Canada and the United States, and any province, state, municipality or other subdivision thereof, including any documentation and recordkeeping requirements thereunder, applicable to the allocation of income and deductions and transactions among related taxpayers; (vi) neither Northern Empire nor any of its subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among Northern Empire and its subsidiaries); (vii) no amount in respect of any outlay or expense that is deductible for the purposes of computing the income of Northern Empire or any of its subsidiaries for Tax purposes has been owing by Northern Empire or any of its subsidiaries, as the case may be, for longer than two (2) years to a person not dealing at arm’s length (for the purposes of the Tax Act) with Northern Empire or any such subsidiary at the time the outlay or expense was incurred; (viii) there are no circumstances which exist and would result in, or which have existed and resulted in, sections 80 to 80.04 of the Tax Act applying to Northern Empire or any of its subsidiaries; and (ix) neither Northern Empire nor any of its subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (for purposes of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has Northern Empire nor any of its subsidiaries been deemed to have done so for purposes of the Tax Act; in respect of all transactions between Northern Empire or any of its subsidiaries, on the one hand, and any non-resident person with whom Northern Empire or such subsidiary, as applicable, was not dealing at arm’s length (for purposes of the Tax Act), on the other hand, Northern Empire or such subsidiary, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(ii)
None of Northern Empire or any of its subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period ending on or before the Closing Date, (B) any closing agreement, or (C) any cash or other property received prior to the Closing Date, to include any material amount of additional taxable income for any Tax period beginning on or after the Closing Date.

(iii)
No claim has ever been made by a taxing authority in a jurisdiction where Northern Empire or any of its subsidiaries does not file a tax return that Northern Empire or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(iv)
No claim has ever been made by a taxing authority in a jurisdiction where Northern Empire or any of its subsidiaries does not file a tax return that Northern Empire or any of its subsidiaries is or may be subject to taxation by that jurisdiction.

(s)
Flow Through Obligations.  Since November 19, 2012, Northern Empire has not issued any “flow-through” shares. Northern Empire has fully complied with all of its obligations in respect of the issuance of any flow-through shares, including (without limitation) its obligation to renounce any “Canadian development expense” or “Canadian exploration expense” (as those terms are defined in the Tax Act).

(t)
Intellectual Property.  Northern Empire and its subsidiaries have good and valid title to, and interest in, or a valid and enforceable license to use, all Intellectual Property that is, individually or in the aggregate, material to the operation of Northern Empire’s business as currently conducted.  There is no action, suit, or proceeding or claim pending or, to the knowledge of Northern Empire, threatened in writing by any person challenging Northern Empire’s or any of its subsidiaries’ rights in or to any Intellectual Property which is used in the conduct of the business of Northern Empire or any of its subsidiaries as it is currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to Northern Empire.  Northern Empire and its subsidiaries have the valid right to possess and operate all computer hardware and software applications currently material to the operation of their business.

(u)
Personal Property.  Northern Empire and its subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all personal property that is, individually or in the aggregate, material to the operation of Northern Empire’s business as currently conducted, free and clear of any Liens.

(v)
Contracts.  Prior to the date hereof, Northern Empire has Made Available to Coeur true and complete copies of all Northern Empire Material Contracts, other than the engagement letter between Northern Empire and the Financial Advisors (the economic terms of which have been Made Available to Coeur).  All Northern Empire Material Contracts are in full force and effect and are the valid and binding obligations of Northern Empire or its subsidiaries, as applicable, and, to the knowledge of Northern Empire, the valid and binding obligation of each other party thereto subject to the qualification that enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.  None of Northern Empire, its subsidiaries or, to the knowledge of Northern Empire, any of the other parties thereto, is in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under, any Northern Empire Material Contract, none of Northern Empire or any of its subsidiaries has received or given any notice of a default under any such Northern Empire Material Contract which remains uncured, and none of Northern Empire or any of its subsidiaries has waived any rights under any such Northern Empire Material Contract, except, in each case, for such breaches, violations, defaults and waivers as would not, individually or in the aggregate, reasonably be expected to be material to Northern Empire.  There exists no state of facts which, after notice or lapse of time or both, would trigger any pre-emptive rights or rights of first refusal under the Northern Empire Material Contracts, except for such pre-emptive rights or rights of first refusal which, if triggered, would not, individually or in the aggregate, reasonably be expected to be material to Northern Empire.

(w)
Leased Property.  Each property currently leased or subleased by Northern Empire or any of its subsidiaries, other than any leases in respect of the Mineral Rights, is listed in Section 3.1(w) of the Northern Empire Disclosure Letter, identifying the name of the entity holding such leasehold interest and the documents under which such leasehold interest are held.  Neither Northern Empire nor any of its subsidiaries is in violation of any material covenants, or not in compliance with any material condition or restrictions under such leasehold documents.

(x)	Interest in Mineral Rights.

(i)	None of Northern Empire or its subsidiaries owns any real property other than the Northern Empire Mineral Rights.

(ii)
All of the mineral interests, rights and ancillary rights (including any fee land, patented and unpatented mining claims and mill sites, deeds, concessions, exploration licences, exploitation licences, prospecting or other permits, approvals, authorizations or consents, mining leases, mining rights, easements and leases, surface use and access rights, and water rights) (collectively, the “Mineral Rights”) held by Northern Empire and its subsidiaries (the “Northern Empire Mineral Rights”) are set out in Section 3.1(x) of the Northern Empire Disclosure Letter.

(iii)	Except as disclosed in Section 3.1(x) of the Northern Empire Disclosure Letter:

(A)	Northern Empire or a subsidiary of Northern Empire is the sole legal and beneficial owner of all right, title and interest in and to the Northern Empire Mineral Rights, free and clear of any Liens;

(B)
Northern Empire or a subsidiary of Northern Empire has good and sufficient title to the Northern Empire Mineral Rights and all of the Northern Empire Mineral Rights are valid and subsisting and have been properly located and recorded in compliance with applicable Law;

(C)
the Northern Empire Mineral Rights are in good standing under applicable Law and, to the knowledge of Northern Empire, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, claim maintenance fees required to be paid under federal law in lieu of the performance of assessment work, in order to maintain the claims for all assessment years to which such fees apply, rentals, fees, expenditures, reclamation bonds and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made or will be timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were or will be timely recorded, for all assessment years up to and including the assessment year ending on August 31, 2018;

(D)
there is no material adverse claim, or material challenge, in progress, pending or, to the knowledge of Northern Empire, threatened against, or to, the title to or ownership of any of the Northern Empire Mineral Rights, including any aboriginal and/or tribal title claims;

(E)	Northern Empire or a subsidiary of Northern Empire has the exclusive right to deal with all of the Northern Empire Mineral Rights;

(F)
no person other than Northern Empire and its subsidiaries has any right, title, or interest in any of the Northern Empire Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest, and there are no adverse or competing claims in respect thereof;

(G)
no person has any back-in rights, earn-in rights, rights of first refusal or similar provisions or rights or options that would affect Northern Empire’s or a subsidiary of Northern Empire’s right, title, or interest in any of the Northern Empire Mineral Rights;

(H)
there are no material restrictions on the ability of Northern Empire and its subsidiaries to use, transfer or exploit any of the Northern Empire Mineral Rights, except pursuant to the applicable Law or the terms of the Northern Empire Mineral Rights;

(I)
neither Northern Empire nor any of its subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Northern Empire or a subsidiary of Northern Empire in any of the Northern Empire Mineral Rights; and

(J)
Northern Empire and its subsidiaries have all surface rights and Mineral Rights required to exploit the development potential of the Northern Empire Mineral Rights as contemplated in the Northern Empire Public Disclosure Record and no third party or group holds any such surface rights and Mineral Rights that would be required by Northern Empire to so develop any of Northern Empire Mineral Rights.

(K)
Northern Empire and its subsidiaries have the right to use of the water rights required for or associated with the Northern Empire Mineral Rights as set forth in Section 3.1(x) of the Northern Empire Disclosure Letter and such water rights are valid and in good standing.

(iv)	None of Northern Empire or any of its subsidiaries has abandoned any Mineral Rights or mines.

(y)
Mineral Resources.  The estimates of mineral resources and mineral reserves for mineral properties for Northern Empire or its subsidiaries disclosed publicly by Northern Empire in its Annual Information Form dated June 1, 2018 were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, including the Standards and Guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum, and in accordance with all applicable Laws, including the requirements of National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.  Northern Empire has no information that would lead it to believe that the estimates of mineral resources and mineral reserves disclosed in the Annual Information Form dated June 1, 2018 are inaccurate in any material respect.  There has been no material reduction in the aggregate amount of estimated mineral resources and mineral reserves of Northern Empire and its subsidiaries from the amounts disclosed publicly by Northern Empire in its Annual Information Form dated June 1, 2018.

(z)
No Expropriation.  No property or asset of Northern Empire or its subsidiaries (including any Northern Empire Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Northern Empire, is there any intent or proposal to give any such notice or to commence any such proceeding.

(aa)
Permits.  Except as disclosed in the Northern Empire Public Disclosure Record, Northern Empire and each of its subsidiaries has obtained and is in compliance, in all material respects, with all material Permits required by applicable Laws to conduct its current business as it is now being conducted.

(bb)	Employment Matters

(i)	Except as disclosed in Schedule 3.1(bb) of the Northern Empire Disclosure Letter, neither Northern Empire nor any of its subsidiaries:

(A)
is a party to any written or oral agreement, arrangement, plan, obligation or understanding providing for severance or termination payments to, or any employment, retention or change of control agreement (including any agreements that provide for bonus or “golden parachute” payments or any similar payments resulting from the completion of the transactions contemplated by this Agreement) with, any current or former employees or consultants of Northern Empire;

(B)
is a party to any collective bargaining agreement or is, or in the past three years has been, subject to any application for certification or threatened or apparent union-organizing campaigns for Northern Empire Employees not covered under a collective bargaining agreement nor are there, or in the past three years have there been, any current, pending or threatened strikes or lockouts at Northern Empire or any of its subsidiaries.

(ii)
Northern Empire and its subsidiaries have been and are now in compliance, in all material respects, with all applicable Laws with respect to employment and labour and there are no current, pending or, to the knowledge of Northern Empire, threatened proceedings before any Governmental Entity with respect to employment or termination of employment of employees or independent contractors.

(iii)
Section 3.1(bb) of the Northern Empire Disclosure Letter contains a list of all health, dental, welfare, supplemental unemployment benefit, bonus, incentive, termination, severance, change of control, profit sharing, option, insurance, incentive, incentive compensation, change in control, retention, deferred compensation, share purchase, share compensation, disability, pension, supplemental pension or retirement plans, post-termination employee benefits and other material employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of Northern Empire or any of its subsidiaries, Northern Empire Employees or former Northern Empire Employees or individuals working on contract with Northern Empire or any of its subsidiaries or other individuals providing services to Northern Empire or any of its subsidiaries, which are maintained by or binding upon Northern Empire or any of its subsidiaries or in respect of which Northern Empire or any of its subsidiaries has any actual or potential liability or to which Northern Empire or any of its subsidiaries contributes or is required to contribute (including the Northern Empire Stock Option Plan and any employee benefit plans subject to ERISA) (collectively, the “Northern Empire Plans”).  True, current and complete copies of the following have been Made Available to Coeur (where applicable): (A) the Northern Empire Plans and all amendments thereto, (B) the most recently prepared actuarial report or financial statement relating to a Northern Empire Plan, where applicable, (C) the annual report on United States Internal Revenue Service (“IRS”) Form 5500 for the two most recent plan years and all schedules thereto for each Northern Empire Plan; where applicable, (D) the most recent IRS determination letter or opinion letter for each Northern Empire Plan; and (E) all material trust agreements, funding agreements or insurance contracts relating to a Northern Empire Plan.  All obligations of Northern Empire or any of its subsidiaries regarding the Northern Empire Plans have been satisfied in all material respects.

(iv)
All of the Northern Empire Plans are and have been established, registered (where required), qualified and, in all material respects, administered in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Northern Empire and/or any of its subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Northern Empire Plans.

(v)
No Northern Empire Plan is subject to any pending or, to the knowledge of Northern Empire, threatened investigation, examination, audit, litigation or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits), except for such investigations, examinations, audits, litigation or other proceedings, actions or claims which would not, individually or in the aggregate, reasonably be expected to be material to Northern Empire. Each Northern Empire Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favourable determination letter from the IRS covering all tax law changes, or a determination letter is not required because the plan is a plan for which the prototype sponsor has obtained an appropriate master determination or opinion letter from the IRS, and to the knowledge of Northern Empire there are no circumstances that could reasonably be expected to result in the loss of the qualification of such Northern Empire Plan under Section 401(a) of the Code.

(vi)	Except for health care continuation benefits required by Section 4980B of the Code, no Northern Empire Plan provides any non-pension post retirement or post-employment benefits.

(vii)
Except as disclosed in Section 3.1(bb) of the Northern Empire Disclosure Letter no person will, as a result of Northern Empire completing the Transactions (either alone or upon the occurrence of any subsequent termination of employment), become entitled to (i) any retirement, severance, bonus or other similar payment or benefit (or any increase therein); (ii) the acceleration of the vesting, the time to exercise or the time of payment of any outstanding stock option or employee benefits; (iii) the forgiveness or postponement of payment of any Indebtedness owing by such person to Northern Empire or any of its subsidiaries, (iv) receive any additional payments, compensation or benefits, or funding of any compensation or benefits, under or in respect of any employee benefits (including a cash surrender or similar payment in respect of outstanding stock options); or (v) any “parachute payment” (as such term is defined in Section 280G of the Code);

(viii)
Neither Northern Empire nor any of its subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Northern Empire Employee, director or other service provider for any Taxes incurred by such individual, including under Section 409A or 4999 of the Code.

(cc)
Insurance.  All policies or binders of insurance maintained by Northern Empire or its subsidiaries have been Made Available to Coeur and Northern Empire is in compliance in all material respects with all requirements with respect thereto.  Northern Empire and each of its subsidiaries is covered by valid and currently effective insurance policies issued in favour of Northern Empire or any of its subsidiaries that Northern Empire has determined to be commercially reasonable, taking into account the size, nature and stage of development by Northern Empire and the industries in which Northern Empire and its subsidiaries operate.  With respect to each insurance policy issued in favour of Northern Empire or any of its subsidiaries, or pursuant to which Northern Empire or any of its subsidiaries is a named insured or otherwise a beneficiary under an insurance policy (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) to the knowledge of Northern Empire, no insurer on any such policy has been declared insolvent or placed in receivership, debt restructuring proceedings or liquidation, and no notice of cancellation or termination has been received by Northern Empire or any of its subsidiaries with respect to any such policy, (iii) no insurer under any such policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy, (iv) there is no material claim by Northern Empire or any of its subsidiaries pending under any such policy that has been denied or disputed by the insurer, (v) all material claims under such policies have been filed in a timely fashion and (vi) Northern Empire has not received written notice of any threatened termination of, or material premium increase with respect to, any such policy.  Except as disclosed in Section 3.1(cc) of the Northern Empire Disclosure Letter, none of Northern Empire nor its subsidiaries has entered into any Contract providing indemnification rights in favour of any present or former officers, directors or employees of Northern Empire or any of its subsidiaries.

(dd)
Related Party Transactions.  Neither Northern Empire nor any of its subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Northern Empire or any of its subsidiaries or any of their respective affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).  Except as disclosed in the Northern Empire Public Disclosure Record filed on or before the date hereof, no director, officer, employee or agent of Northern Empire or any of its subsidiaries or any of their respective affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with Northern Empire or any of its subsidiaries required to be disclosed pursuant to Securities Laws.

(ee)	Environment. Except as disclosed in Section 3.1(ee) of the Northern Empire Disclosure Letter:

(i)	Each of Northern Empire and its subsidiaries is in compliance in all material respects with all, and has not violated any, Environmental Laws;

(ii)
None of Northern Empire, its subsidiaries or, to Northern Empire’s knowledge, any other person has Released, any Hazardous Substances (in each case except in compliance in all material respects with applicable Environmental Laws) on, at, in, under or from any of the immovable properties, real properties or any lands subject to the Northern Empire Mineral Rights currently or, to Northern Empire’s knowledge, previously owned, leased or operated by Northern Empire or any of its subsidiaries.  To the knowledge of Northern Empire, there are no Hazardous Substances or other conditions that could reasonably be expected to result in material liability of or materially and adversely affect Northern Empire or any of its subsidiaries under or related to any Environmental Law on, at, in, under or from any of the immovable properties, real properties or any lands subject to the Northern Empire Mineral Rights currently or, to Northern Empire’s knowledge, previously owned, leased or operated by Northern Empire or any of its subsidiaries;

(iii)
There are no pending claims or, to the knowledge of Northern Empire, threatened claims, against Northern Empire or any of its subsidiaries arising out of any Environmental Laws or in respect of any civil or criminal responsibility for acts or omissions with respect to the Environment;

(iv)
Northern Empire and its subsidiaries are in possession of, and in compliance with, all environmental Permits that are required to own, lease and operate the Northern Empire Mineral Rights and to conduct its business as it is now being conducted;

(v)
Northern Empire has Made Available to Coeur, its affiliates and its advisors copies of (A) all environmental assessments, reports, audits and other documents in its possession (to the extent not superseded by a subsequent assessment, report, audit or other document, as applicable) relating to any real property currently owned, leased or operated by Northern Empire or any of its subsidiaries or any real property that relates to the Northern Empire Mineral Rights, and (B) any other such assessments, reports, audits and other documents which are in its possession that relate to the current or past environmental condition of any real property currently or formerly owned, leased or operated by Northern Empire or any of its subsidiaries or any real property that relates to the Northern Empire Mineral Rights.

(ff)
Restrictive Covenants. Except as disclosed in Section 3.1(ff) of the Northern Empire Disclosure Letter, there is no arbitral award, judgment, injunction, order or decree binding upon Northern Empire or its subsidiaries that has the effect of materially restricting, prohibiting, or materially impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

(gg)	ESTMA Filings – The Company has not filed information returns under the Extractive Sector Transparency Measures Act (Canada) for the years ended March 31, 2017 and March 31, 2018.

(hh)
Competition Act; Northern Empire, together with its subsidiaries, does not have assets in Canada whose aggregate value exceeds $92,000,000 or gross revenues from sales in or from those assets in Canada in the last annual period that exceeds $92,000,000, all as prescribed in Part IX of the Competition Act.

(ii)
Brokers.  Except for the Financial Advisors, no agent, broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, Northern Empire or any of its subsidiaries in connection with this Agreement or the Arrangement based on arrangements made by or on behalf of Northern Empire.

3.2	Survival of Representations and Warranties

No investigation by or on behalf of, Coeur or its affiliates or its or their Representatives, will mitigate, diminish or affect the representations or warranties made by Northern Empire in this Agreement or any certificate delivered by Northern Empire pursuant to this Agreement.  The representations and warranties of Northern Empire contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COEUR

4.1	Representations and Warranties of Coeur

Coeur hereby represents and warrants to and in favour of Northern Empire as follows except as disclosed or qualified in Coeur’s Public Disclosure Record and acknowledges that Northern Empire is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Organization and Qualification.  Coeur and each of its subsidiaries is a corporation or company duly created and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation or formation, as the case may be, and has all necessary corporate or legal power, authority and capacity to own, lease, license or otherwise hold its property and assets as now owned, leased, licensed or otherwise held, and to carry on its business as it is now being conducted.  Coeur and each of its subsidiaries is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its property and assets, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or authorization and qualification necessary except where the failure to be so registered, authorized or in good standing would not reasonably be expected to have a Coeur Material Adverse Effect.  Correct, current and complete copies of the articles of incorporation, continuance or amalgamation, memorandum of association and, if applicable, by-laws or articles of association (or the equivalent formation or organizational documents), together with all amendments thereto, of Coeur (collectively, the “Coeur Organizational Documents”) are in the Coeur Public Disclosure Record.

(b)
Capitalization.  The authorized and issued capital of Coeur consists of 300,000,000 Coeur Shares of which there are 187,062,006 Coeur Shares issued and outstanding as of July 31, 2018 and 10,000,000 preferred shares of which none are outstanding as of the date of this Agreement. As of July 31, 2018, an aggregate of up to 8,798,084 Coeur Shares were reserved for issuance pursuant to equity-based compensation or benefit plans of Coeur.  Other than as disclosed in Coeur’s Public Disclosure Record, there are no options, restricted share units, performance shares, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of Coeur, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of Coeur.  Other than the Coeur Shares, stock options and restricted stock, there are no securities of Coeur or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Coeur Shares on any matter.  There are no outstanding bonds, debentures or other evidences of Indebtedness of Coeur or any of its subsidiaries having the right to vote with the holders of the outstanding Coeur Shares on any matter. The issuance of Coeur Shares as consideration under this Agreement has been approved by all necessary corporate actions, will be duly allotted for issuance and will be validly issued and outstanding as fully paid and non-assessable shares and will not have been issued in violation of any pre-emptive rights.  Since January 1, 2015, all securities of Coeur have been issued in compliance with all applicable Laws and the Coeur Organizational Documents. The Coeur Shares will be issued in compliance with all applicable Laws and the Coeur Organizational Documents.

(c)
Subsidiaries.  Exhibit 21 to Coeur’s Form 10-K sets forth a complete and accurate list of all material subsidiaries owned, directly or indirectly, by Coeur, each of which is wholly-owned except as otherwise set forth in the Form 10-K.  All of the outstanding securities and other ownership interests in Coeur’s subsidiaries are duly authorized, validly issued, fully paid and, where the concept exists, non-assessable, and all such securities and other ownership interests are held directly or indirectly by Coeur and are, except pursuant to restrictions on transfer contained in constating documents or pursuant to existing financing arrangements involving Coeur or its subsidiaries, legally and beneficially owned free and clear of all Liens and not subject to any proxy, voting trust or other agreement relating to the voting of such securities and other ownership interests.  Other than as set forth in Coeur’s Public Disclosure Record, there are no agreements, warrants or options, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, warrant or option, for the purchase, allotment or issuance of, or subscription for, any securities or other ownership interests in any Coeur’s subsidiaries, or any securities that are convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities or other ownership interests in any of Coeur’s subsidiaries.  Other than as set forth in Coeur’s Public Disclosure Record, there are no outstanding Contracts of any subsidiaries of Coeur to (i) repurchase, redeem or otherwise acquire any of its securities or other ownership interests, or with respect to the disposition of any outstanding securities or other ownership equity interests of any subsidiaries of Coeur, (ii) make any investment in or provide any funds to (whether in the form of a loan, capital contribution or otherwise) any person, other than a wholly-owned subsidiary of Coeur or (iii) provide any guarantee with respect to any person (other than a wholly-owned subsidiary of Coeur).

(d)
Authority Relative to this Agreement.  Coeur has all necessary corporate power, authority and capacity to execute, deliver and perform its obligations under this Agreement.  All necessary corporate action has been taken by Coeur to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and no other corporate proceedings on the part of Coeur are necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, no approval of the holders of Coeur Shares is required for Coeur to issue the Coeur Shares required to be issued pursuant to the Arrangement, or to otherwise consummate the Arrangement.  This Agreement has been duly executed and delivered by Coeur and constitutes a legal, valid and binding obligation of Coeur enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e)
No Violations.  Subject to obtaining the Regulatory Approvals set out in Schedule “C”, none of the execution and delivery of this Agreement by Coeur, and the performance by Coeur of its obligations hereunder, will result in a violation, contravention or default (or an event which, with notice or lapse of time or both, would constitute a default) under or require any consent, approval or notice under any of the terms and conditions of (A) the Coeur Organizational Documents, (B) any Law applicable to Coeur or any of its subsidiaries or any of their property, or (C) any Contract to which Coeur or any of its subsidiaries is a party or to which Coeur, any of its subsidiaries or any of their respective property or assets, may be subject or by which Coeur or any of its subsidiaries is bound except, in each case, for such violations, contraventions or defaults as would not result in a Coeur Material Adverse Effect.  Subject to obtaining the Regulatory Approvals set out in Schedule “C” and other than in connection with or in compliance with the provisions of applicable corporate Laws and Securities Laws as expressly contemplated by this Agreement, no filing or registration with, or authorization, consent or approval of, any Governmental Entity or stock exchange is required on the part of Coeur in connection with the Arrangement, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals which, if not received, would not reasonably be expected to (i) be material to Coeur or (ii) prevent or materially restrict or delay the consummation of the Transactions.

(f)
Compliance with Laws.  Each of Coeur and its subsidiaries (i) in all material respects, has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, and (ii) in all material respects, is not in default of any filings with, or payment of any license, registration or qualification fee owing to, any Governmental Entity or stock exchange under the Laws of any jurisdiction in which it conducts business.  None of Coeur, any of its subsidiaries, or their respective directors, officers or employees acting on behalf of Coeur or its subsidiaries is violating any provision of the Corruption of Foreign Public Officials Act (Canada) or the United States Foreign Corrupt Practices Act of 1977 to the extent applicable.  None of Coeur or any of its subsidiaries, is under investigation with respect to the foregoing, or has received any notice that any violation of the foregoing is being or may be alleged.

(g)
Certain Securities Law Matters.  Coeur is a “reporting issuer” and is not on the list of reporting issuers in default (where such concept exists) and is not in default under applicable Securities Laws.  No delisting of, suspension of trading in or cease trading order with respect to any securities of Coeur and, to the knowledge of Coeur, no inquiry or investigation (formal or informal) of any Securities Authority, has occurred since January 1, 2015, is in effect or ongoing or, to the knowledge of Coeur, been threatened in writing.  The Coeur Shares to be issued by Coeur in connection with the Arrangement will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradable within Canada by the holders thereof and assuming that the condition set forth in Section 8.1(e) of this Agreement is satisfied, will not constitute “restricted securities” within the meaning of Rule 144 of the U.S. Securities Act.

(h)
Reports.  The documents comprising Coeur’s Public Disclosure Record (i) did not, as of their respective dates or dates of amendment, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) complied in all material respects with applicable Securities Laws at the time they were filed or furnished.  Coeur has timely filed or furnished or caused to be filed or furnished or caused to be filed or furnished with the Securities Authorities all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by Coeur with the Securities Authorities since January 1, 2015.  Coeur has not filed any confidential material change report which, at the date hereof, remains confidential.

(i)	Coeur Financial Statements.

Coeur’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2017 and 2016 and Coeur’s unaudited consolidated financial statements as at and for the fiscal period ended June 30, 2018 (including the notes thereto and related management’s discussion and analysis) (collectively, the “Coeur Financial Statements”) were prepared in accordance with GAAP consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Coeur’s independent auditors, or (ii) that unaudited interim consolidated financial statements are subject to normal period-end adjustments and they may omit notes which are not required by applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Coeur and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Coeur and its subsidiaries on a consolidated basis.  There has been no material change in Coeur’s accounting policies, except as described in the notes to the Coeur Financial Statements, since December 31, 2017.

(j)
Books and Records.  The financial books, records and accounts of Coeur and each of its subsidiaries (i) have been maintained substantially in compliance with applicable Laws and GAAP on a basis consistent with prior years, (ii) accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of Coeur and each of its subsidiaries, and (iii) accurately and fairly reflect the basis for the Coeur Financial Statements.  Coeur’s minute books and those of each of its material subsidiaries are complete and accurate in all material respects other than those portions of minutes of meetings reflecting discussions of the Arrangement.

(k)
Absence of Certain Changes; No Liabilities.  Since December 31, 2017, except as disclosed in Coeur’s Public Disclosure Record, there has not occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that required the filing of a material change report under applicable Securities Laws.  Coeur and its subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which is material to Coeur and its subsidiaries, taken as a whole, including any agreement, contract or commitment to create, assume or issue any bond, debenture, note or other similar instrument or any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or Indebtedness of any other person, required by GAAP to be set forth in a consolidated balance sheet of Coeur and its subsidiaries or in the notes thereto, which individually or in the aggregate has not been reflected in the Coeur Financial Statements, other than liabilities, Indebtedness or obligations incurred by Coeur and its subsidiaries in the ordinary course of business since December 31, 2017.

(l)
Litigation.  Other than as set forth in Coeur’s Public Disclosure Record, there are no Legal Actions pending or, to the knowledge of Coeur, threatened against and to the knowledge of Coeur, no facts or circumstances exist that could reasonably be expected to form the basis of a Legal Action against, Coeur or any of its subsidiaries or against any of their respective property or assets, at law or in equity which would, individually or in the aggregate, reasonably be expected to have a Coeur Material Adverse Effect.

(m)	Investment Canada Act. Coeur is a “WTO investor”, within the meaning of the Investment Canada Act.

(n)
U.S. Securities Matters.  Coeur is not, and will not as a result of the Transactions become, an “investment company” under the United States Investment Company Act of 1940, as amended.  Coeur has not at any time been a “shell company” as defined in Rule 405 under the U.S. Securities Act.

4.2	Survival of Representations and Warranties

No investigation by or on behalf of Northern Empire or its affiliates or its or their Representatives, will mitigate, diminish or affect the representations or warranties made by Coeur in this Agreement or any certificate delivered by Coeur pursuant to this Agreement.  The representations and warranties of Coeur contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1	Covenants of Northern Empire Regarding the Conduct of Business

Northern Empire covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless Coeur shall otherwise agree in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or except as is otherwise expressly permitted or contemplated by this Agreement, or the Plan of Arrangement or as is otherwise required by applicable Law or any Governmental Entities or stock exchange or as provided in Section 5.1 of the Northern Empire Disclosure Letter:

(a)
the business of Northern Empire and its subsidiaries shall be conducted only, and Northern Empire and its subsidiaries shall not take any action except, in the ordinary course of business, and Northern Empire shall, and shall cause its subsidiaries and its and their representatives to, use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, properties, employees, goodwill and business relationships, including the Northern Empire Mineral Rights;

(b)	Northern Empire shall not, and shall not permit any of its subsidiaries to, directly or indirectly:

(i)	amend any Northern Empire Organizational Documents, except as may be agreed by Coeur and Northern Empire, acting reasonably, to rectify any outstanding deficiencies in respect thereof;

(ii)
declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the securities of any subsidiary owned by a person other than Northern Empire, other than in the case of any subsidiary wholly-owned by Northern Empire, any dividends payable to Northern Empire or any other wholly-owned subsidiary of Northern Empire;

(iii)	adjust, split, combine or reclassify its shares;

(iv)
issue, grant, sell or cause or, permit a Lien to be created on, or agree to issue, grant, sell or cause or permit a Lien to be created on any shares of Northern Empire or its subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Northern Empire or any of its subsidiaries, other than (A) the issuance of Common Shares issuable pursuant to the terms of the outstanding Northern Empire Options or Northern Empire Warrants, and (B) transactions between two or more of Northern Empire’s wholly-owned subsidiaries or between Northern Empire and its wholly-owned subsidiary;

(v)
redeem, purchase or otherwise acquire or subject to a Lien any of its outstanding securities or securities convertible into or exchangeable or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more of Northern Empire’s wholly-owned subsidiaries or between Northern Empire and its wholly-owned subsidiary;

(vi)	amend or modify the terms of any of its securities;

(vii)	adopt a plan of liquidation or resolution providing for the winding-up, liquidation or dissolution of Northern Empire or any of its subsidiaries;

(viii)	amend its accounting policies or adopt new accounting policies;

(ix)
make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax returns or file claims for Tax refunds, enter into (or offer to enter into) any agreement (including any waiver) with any Governmental Entity relating to material Taxes, settle (or offer to settle) any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(x)	pledge, lease, license or cause or permit any material Liens to be created on any Northern Empire Mineral Rights or assets which or sell or dispose of any Northern Empire Mineral Rights;

(xi)
except in the ordinary course of business, acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person;

(xii)
incur any Indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;

(xiii)	except in the ordinary course of business, including the acquisition of long-lead time items, make or commit to make capital expenditures that, are, in the aggregate, in excess of $500,000;

(xiv)
pay, discharge or satisfy any claims, liabilities or obligations which, individually or in the aggregate, are in excess of $100,000, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Northern Empire Financial Statements;

(xv)	except in the ordinary course of business, waive, release, grant or transfer any rights which, individually or in the aggregate, have a value in excess of $100,000 or settle any material Legal Action;

(xvi)
enter into any Contract or series of Contracts, other than in the ordinary course, resulting in a new Contract or series of related new Contracts having a term in excess of 12 months and that would not be terminable by Northern Empire or its subsidiaries upon notice of 90 days or less from the date of the relevant Contract, or that would impose annual payment or other financial obligations on Northern Empire or any of its subsidiaries in excess of $50,000;

(xvii)
enter into any Contract that would limit or otherwise restrict Northern Empire or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Coeur or any of its affiliates or any of their successors, from engaging or competing in any line of business or in any geographic area;

(xviii)
enter into any union recognition agreement, collective bargaining agreement, works council agreement or similar agreement with any trade union or representative body without the prior written approval of Coeur, except as required by Law;

(xix)
increase the compensation or benefits payable or to become payable to Northern Empire’s directors or officers (whether from Northern Empire or any of its subsidiaries), enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any director or officer of Northern Empire other than as required by agreements already entered into which agreements are disclosed in the Northern Empire Public Disclosure Record or otherwise Made Available to Coeur prior to the date hereof (for purposes of this Section 5.1(b)(xix) increases made in the ordinary course of business prior to the date of this Agreement as required by agreements already disclosed in the Northern Empire Public Disclosure Record, but which increases have not yet been publicly disclosed, shall be deemed to be included in the Northern Empire Public Disclosure Record);

(xx)
in the case of employees who are not directors or officers of Northern Empire, take any action other than in the ordinary course of business with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(xxi)	make any loans to any officer, director or employee of Northern Empire or any of its subsidiaries; or

(xxii)	authorize or propose any of the foregoing, or enter into, modify or terminate any Contract with respect to any of the foregoing.

(c)
Northern Empire shall notify Coeur of the occurrence any fact, development, circumstance, change, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, chances, matters, actions, conditions, events or occurrences, has or would reasonably be expected to have a Northern Empire Material Adverse Effect.

(d)
Northern Empire shall file all financial statements required by applicable Securities Law, and such statements shall be prepared in accordance with GAAP, consistently applied (except as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the Northern Empire’s independent auditors) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Northern Empire and its subsidiaries (on a consolidated basis) as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Northern Empire and its subsidiaries on a consolidated basis.

(e)
Northern Empire shall and shall cause each of its subsidiaries to maintain and preserve all of its material rights under each of the Northern Empire Mineral Rights, including for greater certainty, all work required to be performed and filed in respect thereof, the payment of all Taxes, claim maintenance fees required to be paid under federal law in lieu of the performance of assessment work in order to maintain the claims for all assessment years to which such fees apply, rentals, fees, expenditures, reclamation bonds and other payments in respect thereof, and all related filings in respect thereof will be timely and properly performed on or for the benefit of the claims, and affidavits evidencing such work were or will be timely recorded, for all assessment years up to and including the assessment year ending on August 31, 2019.

(f)
Northern Empire shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Northern Empire or any of its subsidiaries that is placed by Northern Empire, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(g)
Northern Empire shall use its commercially reasonable efforts to effect all necessary continuations or cancellations of insurance (or re-insurance) policies maintained by Northern Empire or any of its subsidiaries that is placed by Northern Empire, including directors’ and officers’ insurance, as agreed with Coeur.

(h)	Northern Empire and its subsidiaries will:

(i)
prepare all material Tax returns required to be filed by them before the Effective Date (“Post-Signing Returns”) in a manner consistent, in all material respects, with past practice, except as otherwise required by applicable Laws and shall, at least 15 days prior to filing any such returns, provide drafts of such returns to Coeur for Coeur’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii)
submit copies of each Post-Signing Return in draft form to Coeur, no later than 30 business days prior to the applicable filing deadline therefor, and make such reasonable changes to each such Post-Closing Return as are requested by Coeur, provided that such changes are communicated to Northern Empire no later than five business days prior to the applicable filing deadline;

(iii)	timely file all Post-Signing Returns;

(iv)	fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed; and

(v)
properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Date in a manner consistent with past practice; and

(i)
neither Northern Empire nor any of its subsidiaries shall plan, announce, implement or effect any reduction-in-force, lay-off, early retirement program, severance or other program or effort concerning the termination of employment of employees of Northern Empire or any of its subsidiaries (other than isolated employee terminations consistent with past practice).

5.2	Waiver of Standstill

Notwithstanding Section 11 of the Confidentiality Agreement, Northern Empire hereby permits and consents to the execution, delivery and performance of this Agreement by Coeur.  For greater certainty, except as provided in this Section 5.2, Section 11 of the Confidentiality Agreement remains in full force and effect.

5.3	Mutual Covenants Regarding the Arrangement

In addition to the specific covenants contained in this Agreement and subject to the provisions of this Agreement, each of the Parties shall, and shall cause their respective subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use commercially reasonable efforts to perform all obligations required or desirable to be performed by them under this Agreement, co-operate with each other in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, each of Coeur and Northern Empire shall, and shall cause their respective subsidiaries to:

(a)
use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder, as set forth in Article 8, to the extent the same is within its control, and to take or cause to be taken other actions, and to do or cause to be done other things, necessary, proper or advisable under applicable Laws to consummate the Arrangement, including using commercially reasonable efforts to: (i) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (ii) co-operate with the other Parties in connection with the performance by it and its subsidiaries of their obligations hereunder;

(b)
both before and after the Effective Date, use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Transactions;

(c)
use commercially reasonable efforts to obtain necessary waivers, consents and approvals required to be obtained in connection with the Transactions from other parties to the Northern Empire Material Contracts; provided, however, that notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity or stock exchange) with respect to the Transactions, (i) neither Northern Empire or any of its subsidiaries shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation due to such person, and (ii) neither Coeur nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, or make any commitment or incur any liability or other obligation to such person;

(d)
use commercially reasonable efforts to effect all necessary registrations, filings, requests and submissions of information required by Governmental Entities or stock exchanges from the Parties or any of their respective subsidiaries relating to the Arrangement;

(e)
apply for and use commercially reasonable efforts to obtain all Regulatory Approvals and, in doing so, keep the other Parties reasonably informed as to the status of the proceedings related to obtaining any Regulatory Approval, including providing the other Parties with copies of all related applications and notifications, in draft form, in order for the other Parties to provide comments thereon; provided, however, that notwithstanding anything to the contrary in this Agreement, in connection with obtaining any Regulatory Approval, neither Northern Empire nor Coeur is under any obligation to (i) negotiate or agree to the sale, divestiture or disposition of the assets, properties or businesses of either Party or either Party’s subsidiaries, (ii) negotiate or agree to any form of behavioural remedy including an interim or permanent hold separate order, or any form of undertakings or other restrictions on the assets, properties or businesses of either Party or either Party’s subsidiaries, or (iii) take any steps or actions that would, in its sole discretion, affect either Party’s right to own, use or exploit any of its assets or any of the assets of any of its subsidiaries or its right to own, use or exploit any of its assets or any of the assets of any of its subsidiaries;

(f)
use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings involving such Party or any of its affiliates challenging or affecting this Agreement or the consummation of the Transactions;

(g)	promptly notify the other Party of:

(i)
any written communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Transactions (and the response thereto from such Party, its subsidiaries or its Representatives);

(ii)	any material communication from any Governmental Entity or stock exchange in connection with the Transactions (and the response thereto from such Party, its subsidiaries or its Representatives); and

(iii)	any Legal Actions threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that are related to the Transactions.

(h)
not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of Transactions at the request of any Governmental Entity, stock exchange or any other person without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

5.4	Preparation of Filings

(a)
The Parties shall, as promptly as practicable hereafter, cooperate in: (i) the preparation of any application to obtain the Regulatory Approvals, (ii) the preparation of any filings, documents and submissions required or reasonably requested by any Governmental Entity or stock exchange (including filings, documents and submissions of information reasonably requested in respect of, or meetings held in relation to, the Regulatory Approvals), and (iii) the preparation of any other documents deemed by any of the Parties to be necessary or advisable to discharge the Parties’ respective obligations under applicable Laws in connection with the Arrangement and all other matters contemplated by this Agreement.  Northern Empire and Coeur will provide each other with drafts and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity or stock exchange (including notices and information which Northern Empire or Coeur, in each case acting reasonably, considers confidential and sensitive which may be provided on a confidential and privileged basis only to external counsel of the other Party), and all notices and correspondence received from any Governmental Entity or stock exchange relating to the Arrangement or this Agreement.  Neither Party shall participate in any meeting with any Governmental Entity or stock exchange relating to the Arrangement or this Agreement unless it consults with the other Party in advance, and to the extent permitted by the Governmental Entity or stock exchange, gives the other Party the opportunity to be present thereat.  Coeur shall pay all filing fees incurred in connection with the applicable Regulatory Approvals.

(b)
Each of the Parties shall furnish to each other Party, on a timely basis, all information as may be required to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the actions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by any third party that is not an affiliate of such Party).

(c)
Each of the Parties shall promptly notify the other Parties if at any time before the Effective Time it becomes aware that an application for a Regulatory Approval or any other order, registration, consent, ruling, exemption, no-action letter or approval in connection with the Arrangement or this Agreement, any registration statement or any circular or any other notice or filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement, and the Parties shall cooperate in the preparation of such amendment or supplement as required.

(d)
Northern Empire shall not make any filing with any Governmental Entity or any stock exchange with respect to the Arrangement without prior consultation with Coeur, and Coeur shall not make any filing with any Governmental Entity or stock exchange with respect to the Arrangement without prior consultation with Northern Empire; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making any such disclosure shall use commercially reasonable efforts to give timely prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing which may be provided on a confidential and privileged basis only to external counsel of the other Party), and if such prior notice is not possible, to give such notice immediately following the making of any such disclosure or filing.

5.5	Access to Information

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Northern Empire shall, and shall cause its subsidiaries and its and their respective Representatives to, afford to Coeur and its Representatives such access as Coeur may reasonably require at all reasonable times for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, offices, assets, books, records and Contracts, and shall furnish Coeur with such data (including financial and operating data) and information in its possession and control as Coeur may reasonably request for such purpose.  Without limiting the foregoing, (i) Coeur and its Representatives shall, upon reasonable prior notice, have the right to conduct inspections of each of the properties on or in respect of which Northern Empire or any of its subsidiaries has the Mineral Rights, and (ii) Northern Empire shall, and shall cause its subsidiaries and its and their Representatives to, make available to Coeur and its Representatives, such data (including financial and operating data) and information in its possession and control as Coeur may request in respect of the Legal Actions relating to it.  Northern Empire and Coeur acknowledge and agree that information furnished pursuant to this Section shall be subject to the terms and conditions of the Confidentiality Agreement.

5.6	Insurance and Indemnification

(a)
Coeur will, or will cause Northern Empire and its subsidiaries to, maintain in effect without any reduction in amount or scope for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable than the protection provided by the policies maintained by Northern Empire and its subsidiaries that are in effect immediately prior to the Effective Time and providing protection in respect of claims made prior to or within six (6) years after the Effective Date arising from facts or events that occurred on or prior to the Effective Date; provided, however, that neither Northern Empire nor Coeur shall be required, in order to maintain such directors’ and officers’ liability insurance policy, to pay an annual premium in excess of 200% of the annual cost (the “Current Premium”) of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 200% of the Current Premium, Northern Empire and Coeur shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Current Premium.  Furthermore, prior to the Effective Time, Northern Empire may, in the alternative, purchase run off directors’ and officers’ liability insurance for a period of up to six years from the Effective Time provided that the total cost will not exceed 200% of the Current Premium and in such event none of Coeur, Northern Empire or any of its subsidiaries will have any further obligation under this Section 5.6(a), except that from and after the Effective Time, Northern Empire or Coeur, as applicable, agrees not to take any action to terminate such directors’ and officers’ liability insurance.

(b)
Following the Effective Time, Coeur shall cause Northern Empire and its subsidiaries (or their successors) to comply with all of their obligations to the present and former employees, directors and officers of Northern Empire and its subsidiaries under the agreements, benefit plans and rights to indemnification or exculpation as are contained in the Northern Empire Plans, including by paying to the individuals party to such agreements, in each case, such amounts as are required in accordance with such agreements.  Such rights to indemnification or exculpation shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of present and former officers and directors of Northern Empire and its subsidiaries for a period of six years from the Effective Time.

(c)
This Section 5.6 shall survive termination of this Agreement if such termination occurs after the Effective Time.  The provisions of this Section 5.6 are intended for the benefit of, and shall be enforceable by, each present and former employee, director or officer of Northern Empire or its subsidiaries, each insured or indemnified person, and the heirs and legal representatives of each of such persons and, for such purpose, Northern Empire hereby confirms that it is acting as agent and trustee on their behalf.

5.7	Resignations

Northern Empire shall obtain and deliver to Coeur at the Effective Time evidence reasonably satisfactory to Coeur of the resignations effective as of the Effective Time, of all of the directors of Northern Empire and its subsidiaries requested by Coeur.

5.8	Adjustment to Consideration Regarding Distributions

If on or after the date hereof, either (a) Northern Empire declares, sets aside or pays any dividend or other distribution on the Common Shares, or (b) Coeur declares, sets aside or pays any dividend or other distribution on the Coeur Shares, Coeur and Northern Empire and the Board and the board of directors of Coeur shall make such adjustments to the consideration to be paid to holders of Common Shares pursuant to the Arrangement as they determine acting in good faith to be necessary to restore such intention of the Parties in the circumstances.  For greater certainty, if Northern Empire takes any of the actions referred to above, the aggregate consideration to be paid by Coeur shall be decreased by an equivalent amount, and if Coeur takes any of such actions, the aggregate cash consideration to be paid by Coeur to Northern Empire Securityholders shall be increased by an equivalent amount.  Notwithstanding the foregoing, nothing in this Section 5.8 shall restrict the ability of Coeur to terminate this Agreement pursuant to Section 7.2(c) in the event the condition precedent to the obligations of Coeur set out in Section 8.2 shall not have been met.

5.9	Pre-Acquisition Reorganizations

(a)	Northern Empire agrees that, upon request by Coeur, Northern Empire shall, and shall cause each of its subsidiaries to:

(i)
effect such reorganizations of its business, operations and assets and the integration of other affiliated businesses as Coeur may request, acting reasonably (each a “Pre-Acquisition Reorganization”); and

(ii)	cooperate with Coeur and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they may most effectively be undertaken,

(b)	Northern Empire will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.9(a) unless such Pre-Acquisition Reorganization:

(i)	can be completed immediately prior to the Effective Date, and can be unwound in the event the Arrangement is not consummated without adversely affecting Northern Empire in any material manner;

(ii)	is not prejudicial to (i) Northern Empire (ii) any of its officers or directors, or (iii) the Northern Empire Shareholders (as a whole), in any material respect;

(iii)	does not give rise to any material adverse tax consequence affecting Northern Empire (resulting directly from the occurrence of such Pre-Acquisition Reorganization); and

(iv)	does not impair the ability of Northern Empire to consummate, and will not materially delay the consummation of, the Arrangement.

except to the extent Coeur provides an indemnity reasonably addressing any such adverse effect, prejudice, tax or impairment.

(c)
Coeur shall provide written notice to Northern Empire of any proposed Pre-Acquisition Reorganization at least ten days prior to the anticipated Effective Date. Upon receipt of such notice, Northern Empire and Coeur shall work cooperatively and use commercially reasonable efforts to prepare, prior to the Effective Time, all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations.

(d)
Coeur agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization, and any corporate actions contemplated by Section 5.9(c), to be carried out at its request.

5.10	Listing of Coeur Shares

Coeur shall use commercially reasonable efforts to have the Coeur Shares issued pursuant to the Arrangement listed for trading on NYSE as of the Effective Date.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1	Non-Solicitation

(a)
Northern Empire shall, and shall direct and cause its Representatives and its subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party with respect to any potential Acquisition Proposal, whether or not initiated by Northern Empire, and, in connection therewith, Northern Empire shall, promptly (and in any event within one business day following the date hereof) deliver a written notice to each person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal since January 1, 2018, to the effect that Northern Empire is ending all discussions and negotiations with such person with respect to any Acquisition Proposal and to the extent Northern Empire is permitted to do so by the applicable confidentiality agreement, promptly (and in any event within two business days following the date hereof) request the return or destruction of all information provided to any third party that, at any time since January 1, 2018, has entered into a confidentiality or similar agreement with Northern Empire relating to a potential Acquisition Proposal, to the extent that such information has been provided and has not previously been returned or destroyed, and shall use its commercially reasonable efforts to confirm that such requests are honoured in accordance with the terms of such confidentiality agreement.  On the date hereof, Northern Empire shall terminate access by any third person who has made or could reasonably be expected to make an Acquisition Proposal (other than Coeur and its Representatives) to any data room (virtual or actual) containing any confidential information of Northern Empire or any of its subsidiaries.

(b)
Except as expressly provided in this Article 6, Northern Empire shall not, and shall not authorize or permit any of its subsidiaries or its or their Representatives to take any action of any kind that might, directly or indirectly, interfere with the successful and timely completion of the Transactions, including any action to:

(i)
solicit, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Northern Empire or any of its subsidiaries or entering into any Contract) the initiation of any inquiries, proposals or offers regarding an Acquisition Proposal;

(ii)
engage or participate in or otherwise facilitate any discussions or negotiations with, or provide any information to, any person regarding an Acquisition Proposal, provided that, for greater certainty, Northern Empire may advise any person making an unsolicited Acquisition Proposal of the existence of this Section 6.1;

(iii)
make a Change in Recommendation, unless (A) it does not relate to an Acquisition Proposal and (B) in the opinion of the Board, acting in good faith and after receiving advice from its external financial and legal advisors, the Board is required to make a Change in Recommendation in order to comply with the fiduciary duties of such directors under applicable Law;

(iv)	accept, approve, endorse or recommend or remain neutral with respect to, or propose publicly to approve, endorse or recommend or remain neutral with respect to, any Acquisition Proposal; or

(v)
accept or enter into, or publicly propose to accept or enter into, any Contract (including any letter of intent or agreement in principle) in respect of any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.1(e)) or requiring Northern Empire to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other fees or expenses to any person in the event that Northern Empire or any of its subsidiaries completes the Transactions or any other transaction with Coeur or any of its respective affiliates agreed to prior to any termination of this Agreement.

(c)
Subject to Section 6.1(e), Northern Empire shall not, and shall not authorize or permit any of its subsidiaries to, directly or indirectly, amend, modify or release any third party from any confidentiality agreement, standstill agreement or standstill provisions contained in any agreement to which it is a party, and shall strictly enforce the terms thereof (it being acknowledged and agreed that the automatic termination or release of any standstill provisions of any such agreement as the result of the entering into or announcement of this Agreement by Northern Empire pursuant to the terms of any such agreement, shall not be a violation of this Section 6.1(c)).

(d)
Notwithstanding Section 6.1(a) and any other provision of this Agreement, if Northern Empire receives an unsolicited written Acquisition Proposal, the Board shall, prior to the approval of the Arrangement Resolution by Northern Empire Securityholders, be permitted to contact the person making the Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of consummation so as to determine whether such proposal is, or would reasonably be expected to lead to, a Superior Proposal, provided that notice of such Acquisition Proposal has been provided to Coeur.

(e)
Notwithstanding Section 6.1(a), Section 6.1(c) and any other provision of this Agreement, the Board shall, prior to the approval of the Arrangement Resolution by the Northern Empire Securityholders, be permitted to participate in discussions or negotiations with, or furnish information to, any person that has made a bona fide unsolicited written Acquisition Proposal delivered by such person to Northern Empire after the date hereof if:

(i)	Northern Empire has complied with all other requirements of this Section 6.1 in all respects;

(ii)
the Board has determined in good faith (after receipt of advice from its external financial and legal advisors) that such Acquisition Proposal constitutes or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal;

(iii)
at least one business day prior to entering into any discussions or negotiations furnishing any information to such person, Northern Empire gives Coeur written notice of the identity of such person and of Northern Empire’s intention to furnish public information or access to, or enter into discussions with, such person; and

(iv)
prior to entering into any discussions or negotiations furnishing any information to such person, (A) the Board has received from such person an executed confidentiality agreement (if one had not already been entered into prior to the date hereof) which is no less favourable to Northern Empire than the Confidentiality Agreement (including in respect of a standstill) but which allows such person, its affiliates and Representatives to make an Acquisition Proposal to and negotiate the terms of an Acquisition Proposal, and any agreement related thereto, with the Board or any Representatives of Northern Empire, in each case on a confidential basis, and (B) Coeur has been provided with a copy of such confidentiality agreement, and thereafter Coeur shall be provided promptly with a list of any information provided to such person, or in the case of information that was not previously made available to Coeur, Northern Empire shall make such information available to Coeur.

(f)
Northern Empire shall promptly (and in any event within one business day following receipt by Northern Empire) notify Coeur, at first orally and then in writing, of all inquiries, proposals or offers relating to or constituting an Acquisition Proposal, all requests for discussions or negotiations relating to an Acquisition Proposal and all requests for non-public information relating to Northern Empire or any of its subsidiaries or for access to the properties, books or records of Northern Empire or any of its subsidiaries, in each case received on or after the date hereof, by it or any of its subsidiaries, or any of its or their Representatives.  Such notice shall include a description of the terms and conditions of any such Acquisition Proposal or such inquiry, proposal, offer or request known to Northern Empire (including Northern Empire’s valuation of any non-cash consideration), the identity of the person making such Acquisition Proposal or such inquiry, proposal offer or request, a copy of such inquiry, proposal, offer or request (if in writing) and all written communications (and a summary of all discussions) related thereto.  Thereafter, Northern Empire shall provide such other material details of the inquiry, proposal, offer or request known to Northern Empire as Coeur may reasonably request and shall keep Coeur informed on a prompt basis of the status, including any change to the terms, of any such inquiry, proposal, offer or request.

(g)
Northern Empire shall at all times ensure that its subsidiaries and its and its subsidiaries Representatives are aware of the provisions of this Section 6.1, and it will be responsible for any breach of this Section 6.1 by such subsidiaries and Representatives.

6.2	Right to Accept a Superior Proposal and Right to Match

(a)
Notwithstanding Section 6.1(a) and any other provision of this Agreement, prior to the approval of the Arrangement by the Required Vote, the Board may amend, modify or withdraw its approval or recommendation of the Arrangement and/or accept, approve, recommend or enter into a definitive agreement for the implementation of an Acquisition Proposal if, and only to the extent that:

(i)	Northern Empire has complied with all applicable requirements of Section 6.1 and Section 6.2;

(ii)	the Board has determined in good faith (after receipt of advice from its external financial and legal advisors) that the Acquisition Proposal constitutes a Superior Proposal;

(iii)
Northern Empire has provided Coeur with a notice in writing that such Acquisition Proposal is a Superior Proposal (and such notice shall include Northern Empire’s valuation of any non-cash consideration) and the Board proposes to amend, modify or withdraw its approval or recommendation of the Arrangement and/or accept, approve, recommend or enter into a definitive agreement for the implementation of such Acquisition Proposal, together with, if applicable, a copy of any proposed agreement relating to such Superior Proposal, in each case at least five business days prior to the date on which the Board proposes to accept, approve, recommend or enter into any agreement relating to such Superior Proposal;

(iv)
five business days shall have elapsed from the date on which Coeur received the notice and, if applicable, agreement referred to in Section 6.2(a)(ii) from Northern Empire in respect of the Superior Proposal  (the “Match Period”) and, if Coeur has proposed to amend the terms of the Transactions in accordance with Section 6.2(b), the Board (after receiving advice from its external financial and legal advisors) shall have determined in good faith that the Acquisition Proposal continues to be a Superior Proposal as compared to the amendment to the terms of this Agreement and the Arrangement proposed by Coeur in accordance with Section 6.2(b); and

(v)
such Superior Proposal does not obligate or permit Northern Empire or any other person to interfere with or seek to interfere with the completion of the Arrangement or to complete any transaction that would contravene Section 5.1 and does not impose or provide for the payment of any break, termination or other fees or expenses to the other party in the event that Northern Empire or any of its subsidiaries completes the associated Transactions or any similar other transaction with Coeur and any agreement in respect of such Superior Proposal provides that (A) Northern Empire shall be permitted to call the Northern Empire Meeting as contemplated in this Agreement, and (B) such agreement shall terminate upon the approval of the Arrangement Resolution by the Northern Empire Securityholders.

(b)
During each Match Period, Coeur shall have the right, but not the obligation, to offer to amend the terms of the Transactions.  The Board shall review any proposal by Coeur to amend the terms of the Transactions in order to determine, in good faith in the exercise of its fiduciary duties, whether Coeur’s proposal to amend the Transactions would, upon acceptance by Northern Empire, result in the Acquisition Proposal ceasing to be a Superior Proposal compared to the proposed amendment to the Transactions.  If the Board so determines, it will promptly enter into an amended agreement with Coeur reflecting the amended proposal.

(c)
If Northern Empire receives an Acquisition Proposal within five business days of the date scheduled for the Northern Empire Meeting, Northern Empire shall be permitted to postpone or adjourn the Northern Empire Meeting to a day not more than 10 days after the date scheduled for the Northern Empire Meeting in order to deal with such Acquisition Proposal and, if the Board determines such Acquisition Proposal to be a Superior Proposal, to observe and satisfy the Match Period.  Where Northern Empire has provided Coeur notice pursuant to Section 6.2(a)(ii) and the Northern Empire Meeting is scheduled to be held prior to the expiry of the Match Period, if directed to do so by Coeur, Northern Empire shall postpone or adjourn the Northern Empire Meeting as directed by Coeur to a date designated by Coeur (which shall not be later than 10 days after the scheduled date of the Northern Empire Meeting or any previous postponement or adjournment thereof).  Northern Empire shall, in the event that Northern Empire and Coeur amend the terms of this Agreement or the Arrangement pursuant to Section 7.5, ensure that the details of such amended Agreement or Arrangement are communicated to the Northern Empire Securityholders prior to the holding or resumption of the postponed or adjourned the Northern Empire Meeting.

(d)
The Board shall promptly (and in any event within three business days) reaffirm its recommendation of the Arrangement by news release after the Board determines that the proposed amendment to the Transactions and the Arrangement would result in an Acquisition Proposal that was publicly announced not being a Superior Proposal and Coeur has so amended the terms of this Agreement.  Coeur and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such news release and Northern Empire shall give reasonable consideration to all comments made by Coeur and its counsel.

(e)
Each successive modification of any Acquisition Proposal will constitute a new Acquisition Proposal for purposes of Section 6.1 and the requirement under Section 6.2(a)(iv) to initiate a new Match Period.

(f)
Nothing in this Agreement shall prevent the Board from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal.  Coeur and its counsel shall be given a reasonable opportunity to review and comment on the content of any directors’ circular prior to its printing and Northern Empire shall give reasonable consideration to all comments made by Coeur and its counsel.

6.3	Agreement as to Damages

(a)
Notwithstanding any other provision relating to the payment of fees or expenses, including the payment of brokerage fees, Northern Empire shall pay, or cause to be paid, to Coeur (or as directed by Coeur) by wire transfer of immediately available funds an amount equal to $4,700,000, paid as consideration for disposing of rights under this Agreement, (the “Termination Fee”) if:

(i)
Coeur shall have terminated this Agreement pursuant to Section 7.2(c)(i) (change of recommendation) or Section 7.2(c)(iii) (breach of non-solicitation) in which case payment shall be made within two (2) business days of such termination;

(ii)
Coeur shall have terminated this Agreement pursuant to Section 7.2(b)(i) (outside date) or either Party shall have terminated this Agreement pursuant to Section 7.2(b)(iii) (shareholder approval), but in each case only if, prior to the earlier of the termination of this Agreement and the holding of the Northern Empire Meeting (A) an Acquisition Proposal shall have been made or proposed to Northern Empire or otherwise, or publicly announced, or a person shall have publicly announced an intention to do so (which has not been withdrawn), (B) the Required Vote is not obtained prior to the Outside Date, and (C) within 365 days after the date of the termination of the Agreement either (1) Northern Empire or any of its subsidiaries enters into a Contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above and whether or not such Acquisition Proposal is completed), in which case payment shall be made prior to Northern Empire entering into such Contract, (2) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (A) above) is consummated, in which case payment shall be made prior to the consummation of such Acquisition Proposal; or

(iii)	Northern Empire shall have terminated this Agreement pursuant to Section 7.2(d)(i) (Superior Proposal), in which case the Termination Fee shall be paid concurrent with such termination.

(b)
Northern Empire shall not be obligated to make more than one payment pursuant to Section 6.3(a) if one or more of the events specified in Section 6.3(a) occur.  Furthermore, notwithstanding any other provision of this Agreement, if Northern Empire has made a payment to Coeur in accordance with Section 6.3(a), the Termination Fee shall be reduced by the amount of any such payment.

(c)	Provided no Termination Fee then has been paid or is then payable pursuant to Section 6.3(a):

(i)
Northern Empire shall pay, or cause to be paid, to Coeur (or as directed by Coeur) by wire transfer of immediately available funds, the reasonable documented out-of-pocket expenses actually incurred by Coeur and its affiliates in connection with the Transactions up to a maximum of $500,000, as reimbursement to Coeur, if this Agreement shall have been terminated by Coeur pursuant to Section 7.2(c)(ii) (breach of representations and warranties or covenants) (other than in the circumstances described in Section 7.2(c)(iii) (breach of non-solicitation and right to accept a Superior Proposal)), such payment to be made within two (2) business days of such termination.

(ii)
Coeur shall pay, or cause to be paid, to Northern Empire (or as directed by Northern Empire) by wire transfer of immediately available funds, the reasonable documented out-of-pocket expenses actually incurred by Northern Empire and its affiliates in connection with the Transactions up to a maximum of $500,000 as reimbursement to Northern Empire, if this Agreement shall have been terminated by Northern Empire pursuant to Section 7.2(d)(ii) (breach of representations and warranties or covenants), such payment to be made within two (2) business days of such termination.

6.4	Liquidated Damages and Injunctive Relief

The Parties acknowledge that the payment of the Termination Fee set out in Section 6.3(a) is the payment of liquidated damages that are a genuine pre-estimate of the damages Coeur will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and is not a penalty. Northern Empire irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that the right to receive payment of the amount determined pursuant to Section 6.3(a), in the manner provided therein, is, where such amount has been paid in full, the sole monetary remedy of Coeur in respect of the event giving rise to such payment, other than the right to injunctive relief in accordance with Section 9.5 hereof to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER

7.1	Term

This Agreement shall be effective from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2	Termination

(a)	Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Parties.

(b)	Termination By Either Coeur or Northern Empire. This Agreement may be terminated by any Party at any time prior to the Effective Time if:

(i)
the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 7.2(b)(i) shall not be available to any Party if the failure of the Effective Time to occur by such date is the result of the breach of, or failure to fulfill, any of such Party’s obligations under this Agreement or any representation or warranty of such Party being untrue or incorrect;

(ii)
after the date hereof, there shall be enacted or made any applicable Law (or any applicable Law shall have been amended) or there shall exist any injunction or court order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Northern Empire or Coeur from consummating the Arrangement and such applicable Law, injunction or court order shall have become final and non-appealable; or

(iii)	the Required Vote is not obtained at the Northern Empire Meeting (or any adjournment or postponement thereof).

(c)	Termination By Coeur. This Agreement may be terminated by Coeur at any time prior to the Effective Time if:

(i)	the Board shall have:

(A)
withdrawn, qualified, amended or modified, or proposed publicly to withdraw, qualify, amend or modify, in a manner adverse to Coeur its approval of the Arrangement or its recommendation that the Northern Empire Securityholders vote in favour of the Arrangement Resolution (it being understood that simply taking a neutral position or no position with respect to an Acquisition Proposal following the public announcement thereof shall not itself be considered an adverse modification) (a “Change in Recommendation”); or

(B)	approved or recommended, or proposed publicly to withdraw, qualify, amend or recommend, any Acquisition Proposal by a person other than Coeur and its subsidiaries and joint actors;

(C)
failed to reaffirm its approval of the Arrangement or its recommendation that the Northern Empire Securityholders vote in favour of the Arrangement Resolution as and when required under this Agreement or within three business days of being requested to do so in writing by Coeur, acting reasonably;

(ii)	subject to Section 7.3, and provided that Coeur is not then in material breach of its obligations under this Agreement:

(A)
any representation or warranty of Northern Empire under this Agreement is untrue, or incorrect or shall have become untrue or incorrect, in either case such that the condition contained in Section 8.2(b) would be incapable of satisfaction; or

(B)	Northern Empire is in default of a covenant or obligation hereunder (other than Section 6.1 or Section 6.2) such that the condition contained in Section 8.2(a) would be incapable of satisfaction; or

(iii)	Northern Empire breaches any of its covenants or agreements in Section 6.1 or Section 6.2.

(d)	Termination By Northern Empire. This Agreement may be terminated by Northern Empire at any time prior to the Effective Time if:

(i)
Northern Empire, subject to complying with Section 6.2, proposes to amend, modify or withdraw its approval or recommendation of the Arrangement and/or accept, approve, recommend or enter into a definitive agreement for the implementation of a Superior Proposal; provided that concurrently with such termination, Northern Empire pays the Termination Fee payable pursuant to Section 6.3; or

(ii)	subject to Section 7.3, and provided that Northern Empire is not then in material breach of its obligations under this Agreement:

(A)
any representation or warranty of Coeur under this Agreement is untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 8.3(b) would be incapable of satisfaction; or

(B)	Coeur is in default of a covenant or obligation hereunder such that the condition contained in Section 8.3(a) would be incapable of satisfaction.

7.3	Notice and Cure Provisions

(a)
Each of Northern Empire and Coeur shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Time.

(b)
Coeur shall not exercise its right to terminate this Agreement pursuant to Section 7.2(c)(ii) and Northern Empire may not exercise its right to terminate this Agreement pursuant to Section 7.2(d)(ii) unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the termination right.  If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured (except matters arising out of the failure to make appropriate disclosure in their Disclosure Letter), no Party may exercise such termination right, until the earlier of (i) the Outside Date, and (ii) the date that is twenty (20) business days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date.  If such notice has been delivered prior to the date of the Northern Empire Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).  If such notice has been delivered prior to the filing of the relevant documents in accordance with the BCBCA pursuant to Section 2.6, such filing shall be postponed until two business days after the expiry of such period.

7.4	Effect of Termination

If this Agreement is terminated in accordance with Section 7.2, this Agreement shall forthwith become void and of no further force or effect and no Party shall have any further obligations or liability hereunder except as provided in Sections 6.3, 6.4, the last sentence of Section 5.5, Sections 9.1, 9.4, 9.8, 9.9, 9.11 and 9.13 and this Section 7.3 and the Confidentiality Agreement and as otherwise expressly contemplated hereby.

7.5	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Northern Empire Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and Final Order and applicable Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	modify any of the conditions precedent referred to in Article 8 or any of the covenants herein contained or modify performance of any of the obligations of the parties.

7.6	Waiver

Either Northern Empire or Coeur may:

(a)	waive, in whole or in part, any inaccuracy of any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto,

(b)	extend the time for the performance of any of the obligations or acts of the other Party;

(c)	waive any of the covenants herein contained for its benefit or waive any of the obligations of the other Party; and

(d)	waive the fulfillment of any condition to its own obligations contained herein, only to the extent the fulfillment of such condition are intended for its benefit provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 8
CONDITIONS

8.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Transactions are subject to the satisfaction or waiver by Northern Empire and Coeur on or before the Effective Date of each of the following conditions, which are for the mutual benefit of each of Northern Empire and Coeur and which may only be waived, in whole or in part, by the mutual consent of each of Northern Empire and Coeur:

(a)
the Interim Order shall have been obtained in form and substance satisfactory to each of Northern Empire and Coeur, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Northern Empire or Coeur, each acting reasonably, on appeal or otherwise

(b)
the Arrangement Resolution, in form and substance acceptable to Northern Empire and Coeur, each acting reasonably, shall have been approved at the Northern Empire Meeting by not less than the Required Vote, in accordance with the Interim Order

(c)
the Final Order shall have been obtained in form and substance satisfactory to each of Northern Empire and Coeur, each acting reasonably, and shall not have been set aside or modified in any manner unacceptable to either Northern Empire and Coeur, each acting reasonably, on appeal or otherwise;

(d)
no applicable Law shall have been enacted or made (and no applicable Law shall have been amended) that makes consummation of the Arrangement illegal or that prohibits or otherwise restrains (whether temporarily or permanently) Northern Empire and Coeur from consummating the Arrangement or any of the other Transactions;

(e)
Coeur Shares to be issued in the United States pursuant to the Arrangement shall be exempt from registration requirements under the U.S. Securities Act pursuant to Section 3(a)(10) of the U.S. Securities Act; provided, however, that Northern Empire shall not be entitled to rely on the provisions of this Section 8.1(e) in failing to consummate the Transactions in the event that Northern Empire fails to advise the Court prior to the hearing in respect of the Final Order, as required by the terms of the foregoing exemptions, that Coeur will rely on the foregoing exemptions based on the Court’s approval of the transaction;

(f)	all Regulatory Approvals shall have been obtained, received or concluded; and

(g)	this Agreement shall not have been terminated in accordance with its terms.

8.2	Additional Conditions Precedent to the Obligations of Coeur

The obligation of Coeur to complete the Transactions shall be subject to the satisfaction or waiver by Coeur, on or before the Effective Date, of each of the following conditions, which are for the exclusive benefit of Coeur and which may only be waived, in whole or in part, by Coeur:

(a)
all covenants of Northern Empire under this Agreement to be performed on or before the Effective Date shall have been duly performed by Northern Empire in all material respects, and Northern Empire shall have provided Coeur with a certificate, addressed to Coeur and dated as of the Effective Date, signed on behalf of Northern Empire by two of its senior executive officers certifying such performance as of the Effective Date;

(b)
the representations and warranties of Northern Empire set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Northern Empire Material Adverse Effect qualifications contained in them, of the Effective Time with the same force and effect as if made on and as of the Effective Date (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by the Transactions), except where any failure or failures of any such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, result in a Northern Empire Material Adverse Effect, and Northern Empire shall have provided Coeur with a certificate, addressed to Coeur and dated as of the Effective Date, signed on behalf of Northern Empire by two of its senior executive officers certifying such accuracy as of the Effective Date;

(c)
between the date hereof up to and including the Effective Date, there shall not have occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, matters, actions, conditions, events or occurrences, has had, or would reasonably be expected to have a Northern Empire Material Adverse Effect;

(d)
the aggregate number of Common Shares held, directly or indirectly, by Northern Empire Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed ten percent (10%) of the outstanding Common Shares;

(e)	Coeur shall have received resignations effective at of the Effective Time from all of the directors of Northern Empire and its subsidiaries requested by Coeur, as contemplated under Section 5.7; and

(f)
all requisite third party and other consents, waivers, permits, exemptions, orders and approvals that Coeur may reasonably consider to be necessary or desirable in connection with the consummation of the Transactions shall have been obtained or received in form and substance satisfactory to Coeur, acting reasonably, and reasonable evidence of such receipt shall have been delivered to Coeur, except where the failure to obtain or receive any such consent, waiver, permit, exemption, order or approval would not reasonably be expected to result in a Northern Empire Material Adverse Effect.

8.3	Additional Conditions Precedent to the Obligations of Northern Empire

The obligation of Northern Empire to complete the Transactions shall be subject to the satisfaction or waiver by Northern Empire on or before the Effective Date of each of the following conditions, which are for the exclusive benefit of Northern Empire and which may only be waived, in whole or in part, by Northern Empire:

(a)
all covenants of Coeur under this Agreement to be performed on or before the Effective Date shall have been duly performed by Coeur in all material respects, and Coeur shall have provided Northern Empire with a certificate, addressed to Northern Empire and dated as of the Effective Date, signed on behalf of Coeur by two of its senior executive officers certifying such performance as of the Effective Date;

(b)
the representations and warranties of Coeur set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Coeur Material Adverse Effect qualifications contained in them, of the Effective Time with the same force and effect as if made on and as of the Effective Date (except (i) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (ii) as affected by the Transactions), except where any failure or failures of any such representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, result in a Coeur Material Adverse Effect, and Coeur shall have provided Northern Empire with a certificate, addressed to Northern Empire and dated as of the Effective Date, signed on behalf of Coeur by two of its senior executive officers certifying such accuracy as of the Effective Date;

(c)
the shares to be issued by Coeur pursuant to the Arrangement shall have been listed and posted for trading on the NYSE and, if the Coeur Shares are then listed on the NYSE, as of the Effective Date, subject only to the satisfaction of customary listing conditions, and Coeur shall have delivered evidence thereof to Northern Empire;

(d)
between the date hereof up to and including the Effective Date, there shall not have occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, matters, actions, conditions, events or occurrences, has had, or would reasonably be expected to have a Coeur Material Adverse Effect;

(e)	Coeur shall have complied with its obligations under Section 2.8; and

(f)
there shall be no resale restrictions on the Coeur Shares to be issued to Northern Empire Shareholders pursuant to the Arrangement under Securities Laws in Canada, except in respect of those holders who are subject to restrictions on resale as a result of being a “control person” under Securities Laws in Canada and such Coeur Shares shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act.

8.4	Satisfaction of Conditions

The conditions precedent set out in Section 8.1, Section 8.2 and Section 8.3 shall be conclusively deemed to have been satisfied, waived or released on Closing.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual in connection with the transactions contemplated herein (the “Transaction Personal Information”).  Each Party shall not disclose Transaction Personal Information of the other Party to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement.  Coeur completes the transactions contemplated by this Agreement, Coeur shall not, following the Effective Date, without the consent of the individuals to whom Transaction Personal Information of Northern Empire relates or as permitted or required by applicable Law, use or disclose such Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by Northern Empire prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of Northern Empire’s business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Each Party shall protect and safeguard the Transaction Personal Information of the other Party against unauthorized collection, use or disclosure.  Each Party shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information of the other Party in their possession.  If this Agreement is terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information of the other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.2	Public Notices

All public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior written approval of the other Parties, such approval not to be unreasonably withheld, conditioned or delayed, except to the extent that the Party making such notice is required to do so by applicable Laws in circumstances where prior consultation with the other Parties is not practicable, provided concurrent notice to the other Parties is provided.

9.3	Notices to Parties

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by e-mail transmission, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by either Party by notice to the other given in accordance with these provisions):

(a)	if to Coeur:

Coeur Mining, Inc.
104 S Michigan Ave #900,
Chicago, IL 60603, USA

Attention: Mitchell Krebs, President and Chief Executive Officer
Email:  mkrebs@coeur.com

with a copy to (which shall not constitute notice):

Coeur Mining, Inc.
104 S Michigan Ave #900,
Chicago, IL 60603, USA

Attention: Casey Nault, Senior Vice President, General Counsel and Secretary
Email: cnault@coeur.com

and

Goodmans LLP
Suite 3400, 333 Bay Street
Toronto, ON M5H 2S7

Attention: Kari MacKay
E-Mail: kmackay@goodmans.ca

(b)	if to Northern Empire:

Northern Empire Resources Corp.
Suite 594
1055 Dunsmuir Street
Vancouver, British Columbia V7X 1J1

Attention:  Michael Allen
Email:  mallen@northernemp.com

with a copy to (which shall not constitute notice):

DuMoulin Black LLP

1000-595 Howe St,
Vancouver, BC V6C 2T5

Attention: David Gunasekera
E-Mail:  DGunasekera@dumoulinblack.com

9.4	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract.  Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.5	Further Assurances

Each Party shall use commercially reasonable efforts do all such things and provide reasonable assurances as may be required to consummate the Transactions, and each Party shall provide such further documents or instruments as reasonably required by any other Party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

9.6	Expenses

Except as otherwise specifically provided in this Agreement, each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement, and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred; provided that should the Agreement be terminated in accordance with Section 7.2(a), by Coeur under Section 7.2(b) or by Northern Empire under 7.2(d)(ii), Coeur will pay all such fees and expenses of Northern Empire related to the Pre-Acquisition Reorganization only.

9.7	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of such specific performance or any such injunctive or other equitable relief hereby being waived.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

9.8	Entire Agreement

This Agreement, the Northern Empire Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.  There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided in this Agreement.  The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement including any documents or information in any due diligence examinations and data reviews.  This Agreement shall not be amended, added to or qualified except by written agreement signed by all of the Parties.

9.9	Assignment and Enurement

Coeur may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, its wholly-owned subsidiary, provided that if such assignment and/or assumption takes place, Coeur shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder and such subsidiary shall remain at all times up to and including the Effective Date a wholly-owned subsidiary of Coeur. This Agreement shall not be otherwise assignable by any Party without the prior written consent of the other party hereto. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

9.10	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.11	Waiver

Except as otherwise expressly set forth herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement, at any other time.

9.12	No Third Party Beneficiaries

Except for the rights of the Northern Empire Shareholders to receive the consideration for their Common Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by Coeur, and except as provided in Section 5.5, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.  Coeur appoints Northern Empire as the trustee and agent for the individuals specified in Section 5.6 with respect to the covenants and agreements in Section 5.6 and Northern Empire accepts such appointment.

9.13	Rules of Construction

The Parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

9.14	Counterparts; Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

IN WITNESS WHEREOF Northern Empire and Coeur have caused this Agreement to be executed as of the date first written above.

COEUR MINING, INC.

By:	/s/ Mitchell J. Krebs
Name: Mitchell J. Krebs
Title: President and Chief Executive Officer

NORTHERN EMPIRE RESOURCES CORP.

By:	/s/ Michael Allen
Name: Michael Allen
Title: President and Chief Executive Officer

SCHEDULE “A”
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, the following words, terms and expressions (and all grammatical variations thereof) shall have the following meanings:

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 7.5 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Northern Empire and Coeur, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated August 2, 2018 between Northern Empire and Coeur, including all schedules and exhibits and all instruments supplementing, amending, modifying, restating or otherwise confirming the Arrangement Agreement, in each case in accordance with the terms thereof;

“Arrangement Consideration” means 0.1850 Coeur Shares payable for each one (1) Common Share;

“Arrangement Resolution” means the special resolution of the Northern Empire Securityholders to be considered and, if thought fit, passed by the Northern Empire Securityholders by the Required Vote at the Northern Empire Meeting, to be in substantially the form and content of Schedule “B” to the Arrangement Agreement, with such changes as may be agreed to by Northern Empire and Coeur, each acting reasonably;

“BCBCA” means the Business Corporations Act (British Columbia);

“Bluestone” means Bluestone Resources (Alaska) Inc.;

“Coeur” means Coeur Mining, Inc., a corporation governed by the laws of Delaware;

“Coeur Share Price” means $8.85;

“Coeur Shares” means the shares of common stock, par value US$0.01 per share, of Coeur;

“Common Shares” means the common shares in the capital of Northern Empire;

“Court” means the Supreme Court of British Columbia;

“Depositary” means TSX Trust Company, or such other trust company, bank or financial institution agreed to in writing between Coeur and Northern Empire, acting reasonably, for the purpose of, among other things, effecting the exchange of certificates representing Common Shares for the Coeur Shares to be received by holders of Common Shares pursuant to the Arrangement;

“Dissent Rights” means the rights of dissent exercisable by the Northern Empire Shareholders in respect of the Arrangement described in Article 4 of this Plan of Arrangement;

“Dissenting Shareholder” means a Northern Empire Shareholder who exercises Dissent Rights in respect of the Arrangement in compliance with the procedures for exercising Dissent Rights described in Article 4 of this Plan of Arrangement and does not withdraw such dissent prior to the Effective Time;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in this Plan of Arrangement;

“Effective Time” means 10:00 AM (Vancouver time) on the Effective Date;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to the Coeur and Northern Empire, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both Northern Empire and Coeur, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Northern Empire and Coeur, each acting reasonably) on appeal;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization (including each of the TSXV and NYSE), exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holders” means, when used with reference to the Common Shares, Options or Warrants, the registered holders of the Common Shares, Options or Warrants, as applicable, as shown in the registers maintained by or on behalf of Northern Empire in respect thereof;

“In The Money Value” means, in respect of each Option and Warrant, the amount by which the Price per Common Share exceeds the exercise price of such Option and Warrant.  For greater certainty, where the exercise price of an Option or Warrant is equal to or exceeds the Price per Common Share, the In The Money Value of such Option or Warrant, as applicable, shall be deemed to be nil.

“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2 of the Arrangement Agreement, in a form acceptable to Northern Empire and Coeur, each acting reasonably, providing for, among other things, the calling and holding of Northern Empire Meeting, as such order may be amended by the Court (with the consent of both Northern Empire and Coeur, each acting reasonably);

“Letter of Transmittal” means the letter of transmittal sent by Northern Empire to holders of Common Shares for use in connection with the Arrangement;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing, but excluding (i) security interests, liens, charges or other encumbrances or imperfections in title arising in the ordinary course of business or by operation of Law, (ii) security interests, liens, charges or other encumbrances arising under sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business and (iii) security interests, liens, charges or other encumbrances for Taxes or charges from a Governmental Entity which are not due and payable or which thereafter may be paid without penalty;

“NEM” means Northern Empire Minerals Inc.;

“Northern Empire” means Northern Empire Resources Corp., a corporation governed by the laws of British Columbia;

“Northern Empire Interco Receivable” means the aggregate of any and all amounts owing by Rockford to Northern Empire immediately prior to the Effective Time;

“Northern Empire Meeting” means the special meeting of the Northern Empire Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order for the purpose of considering and, if thought fit, approving, the Arrangement Resolution;

“Northern Empire Securityholders” means, collectively, the Northern Empire Shareholders, holders of Options and holders of Warrants;

“Northern Empire Shareholders” means the holders of the Common Shares;

“Northern Empire Stock Option Plan” means the stock option plan of Northern Empire approved by the Northern Empire Shareholders;

“NYSE” means New York Stock Exchange;

“Optionholder” means a holder of Options immediately prior to the Effective Date;

“Option” means an option to purchase Common Shares granted under the Northern Empire Stock Option Plan;

“Other Interco Receivables” means the aggregate of any and all amounts owing by NEM to Northern Empire, and by Bluestone to NEM or Northern Empire;

“person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the provisions of the Arrangement Agreement, the applicable provisions of this Plan of Arrangement or at the direction of the Court in the Final Order with the consent of Northern Empire and Coeur, each acting reasonably;

“Price per Common Share” means $1.64.

“Purchaser” means a corporation directly-owned and wholly-owned by Coeur to be designated as the Purchaser by Coeur prior to the Effective Date.

“Rockford” means Rockford Mining (US) Corp.

“Rockford Interco Receivable” means the aggregate of any and all amounts owing by Northern Empire to Rockford immediately prior to the Effective Time.

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder; and

“TSXV” means the TSX Venture Exchange.

“Warrantholder” means a holder of Warrants immediately prior to the Effective Date;

“Warrants” means the warrants issued by Northern Empire to acquire Common Shares.

1.2	Definitions in Arrangement Agreement

All terms used in this Plan of Arrangement that are not defined in Section 1.1 or elsewhere herein and that are defined in the Arrangement Agreement shall have the respective meanings specified in the Arrangement Agreement.

1.3	Certain Rules of Interpretation

In this Plan of Arrangement:

(a)	Time. Time is of the essence in and of this Plan of Arrangement.

(b)
Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a business day, such time period shall be extended to the next business day following the day on which it would otherwise end.

(c)
Business days. Whenever any action to be taken or payment to be made pursuant to this Plan of Arrangement would otherwise be required to be made on a day that is not a business day, such action shall be taken or such payment shall be made on the first business day following such day.

(d)	Currency. Unless otherwise specified, all references to amounts of money in this Plan of Arrangement refer to the lawful currency of Canada.

(e)
Headings. The descriptive headings preceding Articles and Sections of this Plan of Arrangement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Plan of Arrangement into Articles and Sections and the insertion of a table of contents shall not affect the interpretation of this Plan of Arrangement.

(f)	Including. Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including without limitation” or “includes without limitation”.

(g)
Plurals and Genders. The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Plan of Arrangement to such persons or circumstances as the context otherwise permits.

(h)
Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Plan of Arrangement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

ARTICLE 2
BINDING EFFECT

2.1	Binding Effect

This Plan of Arrangement shall become effective at the Effective Time and, at and after the Effective Time, shall be binding on:

(a)	Northern Empire;

(b)	the Northern Empire Shareholders (including all Dissenting Shareholders);

(c)	holders of Options;

(d)	holders of Warrants; and

(e)	Coeur,

in each case without any further authorization, act or formality on the part of any person, except as expressly provided herein.

ARTICLE 3
THE ARRANGEMENT

3.1	Arrangement

Unless otherwise indicated, the following shall occur and shall be deemed to occur, commencing at the Effective Time, sequentially in the following order in five minute increments, and without any further authorization, act or formality on the part of any person:

(a)
the Rockford Interco Receivable will be set-off against such portion of the Northern Empire Interco Receivable as is equal to the amount of the Rockford Interco Receivable at such time, and such portion of the Northern Empire Interco Receivable will be set-off against the Rockford Interco Receivable, in full payment and satisfaction of each of the Rockford Interco Receivable and such portion of the Northern Empire Interco Receivable;

(b)
Northern Empire will contribute to the capital of Rockford, in respect of Northern Empire’s common shares in the capital of Rockford, all of Northern Empire’s right, title and interest in, under and in respect of the remaining portion of the Northern Empire Interco Receivable (immediately following the completion of the transactions contemplated by Section 3.1(a)), upon which contribution the Northern Empire Interco Receivable shall cease to exist, and an amount equal to such portion of the Northern Empire Interco Receivable contributed to the capital of Rockford pursuant to this Section 3.1(b) will be added to the stated capital account maintained in respect of the common shares in the capital of Rockford;

(c)
(i) Northern Empire will contribute to the capital of NEM, in respect of Northern Empire’s common shares in the capital of NEM, all of Northern Empire’s right, title and interest, if any, in, under and in respect of each Other Interco Receivable, and (ii) immediately following the completion of the transactions contemplated by Section 3.1(c)(i), NEM will contribute to the capital of Bluestone, in respect of NEM’s common shares in the capital of Bluestone, all of NEM’s right, title and interest, if any, in, under and in respect of each Other Interco Receivable (including, for greater certainty, each Other Interco Receivable, if any, obtained by NEM pursuant to Section 3.1(c)(i)), upon the completion of all such contributions the Other Interco Receivables shall cease to exist, and an amount equal to each Other Interco Receivable contributed to the capital of NEM or Bluestone, as applicable, pursuant to this Section 3.1(c) will be added to the stated capital account maintained in respect of the common shares in the capital of the applicable Northern Empire subsidiary to which such contribution was made.

(d)
notwithstanding any vesting or exercise or other provisions to which an Option might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the Northern Empire Stock Option Plan), all Options will, without further action by or on behalf of an Optionholder, be transferred by the Optionholder to the Purchaser, free and clear of all Liens, in exchange for the payment by the Purchaser to each such Optionholder of an amount equal to:

(A)	the aggregate In The Money Value of the Optionholder’s Options, minus

(B)	any withholding taxes required to be withheld pursuant to Section 5.6;

which payment shall be satisfied by the delivery of such number of Coeur Shares equal to such amount divided by the Coeur Share Price;

(e)	notwithstanding any vesting or exercise or other provisions to which a Warrant might otherwise be subject (whether by contract, the conditions of such Warrant or applicable Law),

all Warrants will, without further action by or on behalf of a Warrantholder, be transferred by the Warrantholder to the Purchaser, free and clear of all Liens, in exchange for the payment by the Purchaser to each such Warrantholder of an amount equal to:

(A)	the aggregate In The Money Value of the Warrantholder’s Warrants, minus

(B)	any withholding taxes required to be withheld pursuant to Section 5.6;

which payment shall be satisfied by the delivery of such number of Coeur Shares equal to such amount divided by the Coeur Share Price;

(f)	the Common Shares held by each Dissenting Shareholder shall be deemed to be transferred (free and clear of any Liens) by the holder thereof to Northern Empire, and:

(i)
Northern Empire shall be obligated to pay (which shall be funded, first, with funds of Northern Empire not directly or indirectly provided by Coeur or Purchaser and, second, with funds directly or indirectly provided by Coeur or Purchaser if, and to the extent, necessary ) each such Dissenting Shareholder the amount determined in accordance with Section 4.1 for such Common Shares;

(ii)
each such Dissenting Shareholder shall cease to be the holder of such Common Shares and shall cease to have any rights as a holder of such Common Shares, other than the right to be paid the amount determined in accordance with Section 4.1 for such Common Shares;

(iii)	each such Dissenting Shareholder’s name shall be removed as the holder of such Common Shares from the register of Common Shares maintained by or on behalf of Northern Empire; and

(iv)	Such Common Shares shall be cancelled in the register of Common Shares maintained by or on behalf of Northern Empire;

(g)
each Common Share (excluding the Common Shares held by Coeur, Purchaser or any of their respective affiliates and further excluding the Common Shares held by Dissenting Shareholders deemed to be transferred pursuant to Section 3.1(f)) shall be transferred (free and clear of all Liens) by the holders thereof to Purchaser and:

(i)	Purchaser (via Coeur), subject to Article 5, shall be obligated to pay each such holder the Arrangement Consideration;

(ii)
each such holder shall cease to be the holder of such Common Shares and shall cease to have any rights as a holder of such Common Shares, other than the right, subject to Article 5, to receive (A) the Coeur Shares that such holder is entitled to receive in exchange for such Common Shares in accordance with Section 3.1(g)(i), and (B) any dividends or other distributions payable in respect of the Coeur Shares, in accordance with Section 5.2, and, in each case less any amounts required to be withheld, in accordance with Section 5.6;

(iii)	each such holder’s name shall be removed as the holder of such Common Shares from the register of Common Shares maintained by or on behalf of Northern Empire; and

(iv)
Coeur shall be deemed to be the holder of such Common Shares (free and clear of any Liens) and shall be entered as the holder of such Common Shares in the register of Common Shares maintained by or on behalf of Northern Empire;

(h)
all Options and Warrants acquired by the Purchaser pursuant to Section 3.1(d) and (e) will, without further action by or on behalf of the Purchaser, be transferred by the Purchaser to Northern Empire, free and clear of all Liens, and cancelled in exchange for:

(i)	the issuance by Northern Empire to the Purchaser of such number of Common Shares as is equal to:

(A)	the aggregate In The Money Value of the Options and the Warrants, divided by

(B)	the Price per Common Share; and

(ii)	no amount shall be added to the stated capital account maintained in respect of the Common Shares in connection with the transactions contemplated in this Section 3.1(h);

(i)
the exchanges, payments and cancellations contemplated by this Section 3.1 shall be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Time or after the Effective Date.

3.2	Adjustments to Consideration

The consideration to be paid pursuant to Section 3.1 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Coeur Shares or Common Shares (to the extent permitted pursuant to the Arrangement Agreement), other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to Coeur Shares or the Common Shares (to the extent permitted pursuant to the Arrangement Agreement) occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 4
RIGHTS OF DISSENT

4.1	Rights of Dissent

(a)
Pursuant to the Interim Order, Northern Empire Shareholders may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Common Shares in connection with the Arrangement, provided that the Notice of Dissent contemplated by section 242 of the BCBCA must be received by Northern Empire, c/o DuMoulin Black LLP, 1000-595 Howe St, Vancouver, BC V6C 2T5, Attention: David Gunasekera, by 10 am (Vancouver time) on the date that is at least two business days prior to the date of the Northern Empire Meeting or any date to which the Northern Empire Meeting may be postponed or adjourned and provided further that holders who duly exercise such rights of dissent and who:

(i)
are ultimately entitled to be paid fair value for their Common Shares, which fair value shall be the fair value of such shares immediately before the approval of the Arrangement Resolution, shall be paid an amount equal to such fair value by Northern Empire (which shall be funded, first, with funds of Northern Empire not directly or indirectly provided by Coeur or Purchaser and, second, with funds directly or indirectly provided by Coeur or Purchaser if, and to the extent, necessary), which fair value shall be determined in accordance with the procedures applicable to the payout value set out in sections 244 and 245 of the BCBCA; and

(ii)
are ultimately not entitled, for any reason, to be paid fair value for their Common Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting registered holder of Common Shares and shall be entitled to receive only the consideration contemplated in section 3.1 hereof that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights,

(b)
In no case shall Coeur, Northern Empire, the Purchaser or any other person be required to recognize holders of Common Shares who exercise Dissent Rights as holders of Common Shares after the time that is immediately prior to the Effective Time, and the names of the Dissenting Shareholders shall be deleted from the central securities register as holders of Common Shares at the Effective Time.

(c)
In addition to any other restrictions under section 238 of the BCBCA, no holders of Common Shares who vote or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution shall be entitled to exercise Dissent Rights.

ARTICLE 5
CERTIFICATES AND FRACTIONAL SHARES

5.1	Exchange of Certificates for Coeur Shares

(a)
At and after the Effective Time and until surrendered for cancellation as contemplated by this Section 5.1, each certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares (other than Common Shares held by Dissenting Shareholders), shall be deemed at all times to represent only the right, subject to this Article 5, to receive (i) a certificate representing the Coeur Shares issuable, in accordance with Section 3.1(g), and (ii) any dividends or other distributions payable in respect of such Coeur Shares, in accordance with Section 5.2, in each case less any amounts required to be withheld, in accordance with Section 5.6, and any certificate so surrendered shall forthwith be cancelled.

(b)
Prior to the Effective Time, Purchaser shall deposit or cause to be deposited with the Depositary, for the benefit of the persons that were holders of Common Shares immediately prior to the Effective Time (other than Dissenting Shareholders), a certificate or certificates representing that whole number of Coeur Shares issuable in exchange for such Common Shares in accordance with Section 3.1(g).

(c)
Upon surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged for Coeur Shares in accordance with Section 3.1(g), together with a duly completed Letter of Transmittal, such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the terms of such certificate, the BCBCA or the articles of Northern Empire, and such other documents and instruments as the Depositary may reasonably require, the person that was the holder of such Common Shares shall be entitled to receive, and as promptly as practicable after the Effective Time the Depositary shall deliver to such holder, the certificate representing the Coeur Shares issuable in exchange for such Common Shares, in accordance with Section 3.1(g), less any amount withheld pursuant to Section 5.6.

(d)
In the event of a transfer of ownership of Common Shares prior to the Effective Time that was not registered in the register of Common Shares maintained by or on behalf of Northern Empire, the certificate or certificates representing the number of Coeur Shares issuable in exchange for such Common Shares in accordance with Section 3.1(g) may be registered in the name of and issued to the transferee if the certificate representing such Common Shares is presented to the Depositary together with all documents and instruments required to be delivered pursuant to Section 5.1(c) and all documents and instruments required to evidence and effect such transfer.

5.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Coeur Shares with a record date after the Effective Date shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented outstanding Common Shares, unless and until the holder of such certificate shall have complied with the provisions of Section 5.1. Subject to applicable Law, and to the provisions of Section 5.5, at the time such holder shall have complied with the provisions of Section 5.1 (or, in the case of clause (b) below, at the appropriate payment date), there shall be paid to such person, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to the Coeur Shares to which such person is entitled pursuant hereto, and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to the date of compliance by such person with the provisions of Section 5.1 and a payment date subsequent to the date of such compliance and payable with respect to such Coeur Shares.

5.3	No Fractional Shares

(a)
No certificate representing fractional Coeur Shares shall be issued upon compliance with the provisions of Section 5.1 and no dividend, stock split or other change in the capital structure of Coeur shall relate to any such fractional shares, and no fractional interest shall entitle the owner thereof to exercise any rights as a security holder of Coeur.

(b)
In the event that, in accordance with Section 3.1(g), fractional Coeur Shares would, but for this Section 5.3, be issuable in connection with the Arrangement, such number of Coeur Shares shall be rounded down to the nearest whole Coeur Share without any additional compensation.

5.4	Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to Section 3.1(g) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and upon such person otherwise complying with the provisions of Section 5.1, such person shall be entitled to receive, in accordance with the provisions of this Article 5, any certificates representing Coeur Shares to which such person is entitled pursuant to Section 5.1, any dividends or other distributions to which such person is entitled pursuant to Section 5.2, in each case less any amount withheld pursuant to Section 5.6; provided that, as a condition precedent to any such issuance and payment, such person shall have provided a bond satisfactory to Northern Empire, Coeur and their respective transfer agents in such amount as Northern Empire or Coeur may direct, or otherwise indemnify Northern Empire and Coeur in a manner satisfactory to Northern Empire and Coeur against any claim that may be made against Northern Empire or Coeur with respect to the certificate alleged to have been lost, stolen or destroyed.

5.5	Extinction of Rights

Any certificate that immediately prior to the Effective Time represented outstanding Common Shares that were exchanged pursuant to Section 3.1(g) that is not deposited in the manner required by Section 5.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature, including as a securityholder of Coeur. On such date, the Coeur Shares to which the holder of such certificate would otherwise have been entitled shall be deemed to have been surrendered for no consideration to Coeur.None of Northern Empire, Coeur or the Depositary shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.6	Withholding Rights

Northern Empire, Coeur, the Purchaser and the Depositary shall be entitled to deduct and withhold from consideration, dividend or other distribution otherwise payable to any holder of Common Shares or Coeur Shares or any holder of Options or Warrants , to the extent applicable, such amounts as Northern Empire, Coeur or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under Canadian or United States tax laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing agency.

5.7	Interest

Under no circumstances shall interest accrue or be paid by Coeur or the Depositary to persons depositing certificates pursuant to Section 5.1, regardless of any delay in making any payment contemplated by this Article 5 in respect of such Coeur Shares.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)
Northern Empire and Coeur may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) agreed to in writing by Northern Empire and Coeur, (iii) filed with the Court and, if made following the Northern Empire Meeting, approved by the Court and (iv) communicated to the Northern Empire Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Northern Empire at any time prior to the Northern Empire Meeting (provided that Coeur shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and approved at the Northern Empire Meeting in the manner required by the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Northern Empire Meeting shall be effective only if (i) it is consented to by each of Coeur and Northern Empire, and (ii) if required by the Court, it is approved by the Northern Empire Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by Coeur, provided that it concerns a matter that in the opinion of Coeur, acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any person that, immediately prior to the Effective Time, was a holder of Common Shares.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

Notwithstanding that the transactions contemplated in this Plan of Arrangement shall occur and be deemed to occur in the order set out in Section 3.1 and shall become effective without any further act or formality, each of Northern Empire and Coeur shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE “B”
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.1          The arrangement (the “Arrangement”) pursuant to section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Northern Empire Resources Corp. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company and Coeur Mining, Inc., dated August 2, 2018, all as more particularly described and set forth in the management information circular of the Company dated ● (the “Circular”), accompanying the notice of this meeting (as the Arrangement may be amended, restated, supplemented or novated from time to time in accordance with its terms) is hereby authorized, approved and adopted.

1.2          The plan of arrangement, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms, (the “Plan of Arrangement”), the full text of which is set out as Schedule ● to the Circular, is hereby authorized, approved and adopted.

1.3          The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, are hereby ratified and approved.

1.4          The Company is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended from time to time in accordance with their terms).

1.5          Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the security holders of the Company entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the security holders of the Company: (i) to amend or modify the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

1.6          Any one director or officer of the Company be and is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, under the corporate seal of the Company or otherwise, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement and the matters authorized thereby, including:

(a)
all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of the appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company,

such determination, in each case, to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

SCHEDULE “C”
REGULATORY APPROVALS

Any required approvals from the NYSE.